UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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FORTRESS INVESTMENT GROUP LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

April 8, 2016

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2016 Annual Meeting of Shareholders of Fortress Investment Group LLC. This meeting will be held on May 19, 2016, at 8:00 AM Eastern Daylight Time, at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York.

The Notice of the 2016 Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the meeting.

Your vote is important. Whether or not you plan to attend, please vote by Internet, telephone, or mark, sign, date and return your proxy card, so that your shares are represented at the meeting.

If you plan to attend the meeting, please check the “Annual Meeting” box on your proxy card so that we may send you an admission card.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All shareholders may vote in person at the Annual Meeting. In addition, any shareholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf.

If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Peter L. Briger, Jr. and Wesley R. Edens
Co-Chairmen of the Board

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

Notice of the 2016 Annual Meeting of Shareholders

To Our Shareholders:

Fortress Investment Group LLC (the “Company”) will hold its 2016 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, on May 19, 2016 at 8:00 AM Eastern Daylight Time.

The matters to be considered and acted upon at the Annual Meeting, which are described in detail in the accompanying materials, are:

1.	the election of the Class III directors, Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs, to serve until the 2019 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group LLC for fiscal year 2016;

3.	the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan; and

4.	any other business properly presented at the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in the accompanying proxy statement.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 1, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone, or mark, sign, date and return your proxy card, so that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

David N. Brooks
Vice President, General Counsel and Secretary

New York, New York

April 8, 2016

i

ii

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

April 8, 2016

PROXY STATEMENT

For The 2016 Annual Meeting of Shareholders To Be Held On

May  19, 2016

GENERAL INFORMATION ABOUT THE MEETING

Date, Time and Place of the Annual Meeting. The Board of Directors (the “Board” or “Board of Directors”) of Fortress Investment Group LLC, a Delaware limited liability company (“Fortress,” the “Company,” “we,” “us” or “our”), is soliciting proxies to be voted at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 AM Eastern Daylight Time, on May 19, 2016, at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, for the purposes set forth in the accompanying Notice of the 2016 Annual Meeting of Shareholders, and at any adjournment or postponement of the Annual Meeting.

The Notice of the 2016 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are first being mailed on or about April 8, 2016.

Matters to Be Considered at the Annual Meeting. At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of the Class III directors, Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs, to serve until the 2019 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016;

3.	the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan; and

4.	any other business properly presented at the Annual Meeting.

Recommendations of the Board of Directors. The Board recommends a vote:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016; and

•	FOR the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan.

Record Date. Our Board has fixed the close of business on April 1, 2016 as the record date (the “Record Date”) for determination of the shareholders entitled to notice and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

Voting Securities. Holders of our Class A shares and our Class B shares, as recorded in our share register at the close of business on the Record Date, may vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were 216,384,655 Class A shares and 169,514,478 Class B shares outstanding.

On each matter to be voted upon, the Class A shares and Class B shares will vote together as a single class. Each holder of Class A shares is entitled to one vote per share, and each holder of Class B shares is entitled to one vote per share. As of the Record Date, the Company’s Principals (Peter L. Briger, Jr., Wesley R. Edens and Randal A. Nardone) owned (a) 3,199,681 Class A shares and (b) 169,207,335 Class B shares, and they are entitled to vote these shares. Michael E. Novogratz was a Principal until his retirement in January 2016.

Quorum and Votes Needed. A majority of outstanding shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the transaction of business. In accordance with our Fourth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Annual Meeting may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

For the election of nominees to our Board, the affirmative vote of a plurality of the votes cast for a particular position is required for approval of the matter. Thus, the nominees with the greatest number of votes will be elected. For the ratification of the appointment of Ernst & Young LLP, the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval of the matter. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote because abstentions and broker non-votes are not considered to be votes cast under our Operating Agreement or the laws of Delaware. With respect to the ratification of the appointment of Ernst & Young LLP and the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan, abstentions will be disregarded and will have no effect on the outcome of the vote for the same reasons. If a shareholder holds shares through a broker, bank or other nominee (“broker”), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange (“NYSE”). A broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. However, the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is considered a “discretionary” proposal and, therefore, may be voted upon by your broker even if you do not instruct your broker. The proposals to elect directors and approve equity incentive plans are not considered to be “discretionary” or routine proposals. As a result, the proposals cannot be voted upon by your broker if you do not instruct your broker as to how to vote on the proposal.

Voting of Proxies. You may vote by any one of the following means:

•	By Mail

To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

•	By Telephone or on the Internet

The telephone and Internet voting procedures established for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card 1-800-690-6903. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card in hand when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 18, 2016.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from those parties.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In Person, at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present the admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Shareholders who do not attend the Annual Meeting in person may submit proxies by mail. These proxies, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016;

•	FOR the approval of the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

Revocability of Proxy. Any shareholder returning a proxy may revoke it at any time before the proxy is exercised by (1) sending a written notice to the Secretary of the Company at the address below; (2) timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (3) voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board’s recommendations.

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Attention: David N. Brooks, Secretary

Persons Making the Solicitation. This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Board of Fortress. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, telecopy, e-mail and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of Class A and Class B shares that they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Attendance at the Annual Meeting. If you are a registered shareholder and plan to attend the Annual Meeting in person, please check the “Annual Meeting” box on the proxy card so that we may send you an admission card. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present the admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Copies of Annual Report to Shareholders. A copy of our Annual Report on Form 10-K for our most recently completed fiscal year (our “2015 10-K”) has been filed with the SEC and will be mailed to shareholders entitled to vote at the Annual Meeting with these proxy materials and is also available without charge to shareholders upon written request to: Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Investor Relations. You can also find an electronic version of our 2015 10-K in the Public Shareholders section of the Fortress website (www.fortress.com).

Voting Results. Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the inspector of elections. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting. We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of elections, Broadridge Financial Solutions, Inc., to examine these documents.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The first proposal is to elect the Class III directors to serve until the 2019 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Nominees. The Board unanimously proposes Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs as nominees for election as Class III directors at the Annual Meeting. If elected at the Annual Meeting, the directors will hold office from election until the 2019 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, the persons named as proxies will vote your shares for another person nominated by the Board.

The Board recommends a vote FOR the above-named nominees to serve as our directors until the 2019 annual meeting of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Briger, Edens and Jacobs.

Information Concerning Our Directors, Including Our Director Nominees

Our Board currently consists of the directors listed below and is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our Board of Directors is currently classified as follows:

Class	Term Expiration	Director	Age
Class III	2016	Peter L. Briger, Jr.	52
		Wesley R. Edens	54
		Douglas L. Jacobs	68
Class I	2017	David B. Barry	51
		Randal A. Nardone	60
Class II	2018	Michael G. Rantz	56
		George W. Wellde, Jr.	63

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, and experience in public company financial reporting, corporate governance, risk management and leadership development. The Nominating, Corporate Governance and Conflicts Committee believes that each of the directors also has key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Set forth below is certain biographical information regarding our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement for a description of securities beneficially owned by our directors, including the director nominees.

David B. Barry

David Barry has been a member of the Board of Directors since January 2011. Mr. Barry is President of Ironstate Development Company, a privately held real estate development and management company based in Hoboken, New Jersey. The company engages in the development of large scale residential and hotel projects in the Northeast United States. The company currently owns and manages over 8,000 residential, commercial and hotel units and currently has approximately $1 billion in the development pipeline. Mr. Barry’s expertise and responsibilities include oversight of all aspects of real estate development for the company, including planning, acquisition, approval, financing, construction, marketing, sales and leasing. Mr. Barry possesses substantial experience with a multitude of development issues, including environmental remediation, public/ private partnerships, complex financing structures, redevelopment law and urban development regulations. Mr. Barry received his B.A. from Columbia University in 1987 and his J.D., magna cum laude, from Georgetown University Law Center in 1990. Mr. Barry was captain of the Columbia wrestling team and received All Ivy honors while there. Mr. Barry is a trustee of Beat the Streets Wrestling, Inc., a board member of the Liberty Science Center, board member of the Lowline, team leader for USA Wrestling for the 2012 Olympics and a member of the Board of Governors for the National Wrestling Hall of Fame. Mr. Barry’s knowledge, skill, expertise and experience, as described above, as well as his familiarity with our Company led our Board of Directors to conclude that Mr. Barry should be elected to serve as a director.

Peter L. Briger, Jr.	Peter L. Briger, Jr. has been Co-Chairman of the Board of Directors since August 2009, and he has been a member of the Board of Directors since November 2006. Mr. Briger has been a member of the Management Committee since joining Fortress in 2002. Mr. Briger is responsible for the credit fund business, which includes running the Drawbridge Special Opportunities Funds. Prior to joining Fortress, Mr. Briger spent 15 years at Goldman, Sachs & Co., where he became a partner in 1996. Over the course of his career at Goldman Sachs, he held the positions of co-head of the Whole Loan Sales and Trading business, co-head of the Fixed Income Principal Investments Group, co-head of the Asian Distressed Debt business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund LLC and co-head of the Asian Real Estate Private Equity business. In addition, he was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management Committee and a member of the Goldman Sachs Japan Executive Committee. Mr. Briger received a B.A. from Princeton University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Briger currently serves on the board of directors of The Grace Wilsey Foundation, Tipping Point and Caliber Schools. Mr. Briger’s extensive credit, private equity finance and management expertise, as described above, as well as his deep familiarity with our Company led our Board of Directors to conclude that Mr. Briger should be elected to serve as a director.

Wesley R. Edens

Wesley R. Edens has been Co-Chairman of the Board of Directors since August 2009, and he has been a member of the Board of Directors since November 2006. Mr. Edens has been a principal and a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Edens is responsible for the Company’s private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of New Senior Investment Group Inc., New Residential Investment Corp., Florida East Coast Railway Corp., New Media Investment Group Inc., Mapeley Limited, Nationstar Mortgage Holdings Inc., Newcastle Investment Corp., Fortress Transportation and Infrastructure Investors LLC, Intrawest Resorts Holdings, Inc. and OneMain Holdings Inc., and he is a director of Gaming and Leisure Properties Inc. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A., from September 2006 to June 2014; Penn National Gaming Inc. from October 2008 to November 2013; GateHouse Media Inc. from June 2005 to November 2013; Aircastle Limited from August 2006 to August 2012; Rail America Inc. from November 2006 to October 2012; Eurocastle

Investment Limited, from August 2003 to November 2011; and Whistler Blackcomb Holdings Inc., from October 2012 to November 2012. Prior to forming Fortress, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University. Mr. Edens’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company led our Board of Directors to conclude that Mr. Edens should be elected to serve as a director.

Douglas L. Jacobs	Douglas L. Jacobs has been a member of the Board of Directors since February 2007. Mr. Jacobs is a director of Clear Channel Outdoor Holdings, Inc., an outdoor advertising company where he serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jacobs is also a director of OneMain Holdings, Inc., a consumer finance company where he is Chairman of the Audit Committee. Mr. Jacobs is also a director of New Residential Investment Corp., a public real estate investment trust where he is Chairman of the Audit Committee. Mr. Jacobs is a director of Doral Financial Corporation, a financial services company. From November 2004 to mid-2008, Mr. Jacobs was also a director of ACA Capital Holdings, Inc., a financial guaranty company, where he was Chairman of the Audit Committee and a member of the Compensation Committee and Risk Management Committees. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. from February 2004 until January 2007. Mr. Jacobs has also been a director of Hanover Capital Mortgage Holdings, Inc. from 2003 until 2007. From 1988 to 2003, Mr. Jacobs was at FleetBoston Financial Group, where he became an Executive Vice President and Treasurer responsible for managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group. Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Jacobs’s finance and management expertise, experience serving on public company boards and committees and deep familiarity with our Company led our Board of Directors to conclude that Mr. Jacobs should be elected to serve as a director.

Randal A. Nardone

Randal A. Nardone has been a member of the Board of Directors since November 2006 and has been a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Nardone has been our Chief Executive Officer since July 2013, after serving as our Interim Chief Executive Officer since December 2011. Mr. Nardone is a director of Eurocastle Investment Limited. Mr. Nardone also previously served on the board of directors of Alea Group

Holdings (Bermuda) Ltd. from July 2007 to September 2014; GAGFAH S.A. from September 2006 to June 2014; and Brookdale Senior Living, Inc. from January 2011 to June 2014. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law. Mr. Nardone’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and deep familiarity with our Company led our Board of Directors to conclude that Mr. Nardone should be elected to serve as a director.

Michael G. Rantz	Michael G. Rantz has been a member of the Board of Directors since July 2015. Mr. Rantz was responsible for Global Government Bond Trading at Goldman Sachs & Co. in London from 1995 to until his retirement in 1999. During this time, Mr. Rantz was the Founding Chairman of Brokertec Global LLC, an electronic inter-dealer broker in the government bond markets. Prior to that, Mr. Rantz was responsible for the Goldman Sachs & Co. United States Government Primary Dealership based out of New York. Mr. Rantz joined Goldman Sachs in 1983 and became a Partner in 1992. In addition, he was responsible for Municipal Bond Sales, Trading and Underwriting from 1991 to 1993. Mr. Rantz currently serves on the Investment Committees of Castilleja School and Avenidas. He previously served on the Cornell University College of Arts and Sciences Advisory Council from 2000 to 2008 and the Cornell University Council from 2002 to 2008. Mr. Rantz was a member of the Board of Trustees of the International Center for the Disabled in New York City where he was a member of the Finance and Audit Committees from 2003 to 2008, the Board of Trustees of the Phillips Brooks School in Menlo Park, California where he was Chairman of the Finance and Investment Committees and a member of the Executive, Audit, and Development Committees from 2007 to 2012 and the Board of Trustees of the Castilleja School in Palo Alto, California where he was the Chairman of the Investment Committee and a member of the Audit and Executive Committees from 2008 to 2015. Mr. Rantz holds a B.A. from Cornell University and an M.B.A. from the University of Chicago. Mr. Rantz’s knowledge, skill, credit, finance and management expertise and experience, as described above, led our Board of Director to conclude that Mr. Rantz should be elected to serve as a director.

George W. Wellde, Jr.

George W. Wellde, Jr. has been a member of our Board of Directors since August 2009. Mr. Wellde served as vice chairman of the Securities Division at Goldman, Sachs & Co. from 2005 until his retirement in 2008. Prior to that, Mr. Wellde was head of North America Sales for the Fixed Income, Currency and Commodities division at Goldman, Sachs & Co. Mr. Wellde joined Goldman Sachs in 1979 and became a partner in 1992. In addition, he was branch manager of the Goldman Sachs Tokyo office and head of its Fixed

Income Division from 1994 to 1999. Prior to joining Goldman Sachs, Mr. Wellde worked for the Federal Reserve Board of Governors in Washington from 1976 to 1979. Mr. Wellde serves on the Board of Trustees of George Washington University in Washington, D.C., and is a senior member of the Investment Committee. Additionally, he is a member of the Investment Committee of each of the University of Richmond and the GAVI Alliance. He currently serves on the boards of the Partnership for Public Service in Washington, D.C. and the Driver Group, a San Francisco based oncology company, and is a member of the Council on Foreign Relations. Mr. Wellde previously served on the Board of Trustees at the University of Richmond from 2000 to 2010 and as chair of the Board from 2006 to 2010. Mr. Wellde holds a B.S. from the University of Richmond and an M.B.A. from George Washington University. Mr. Wellde’s extensive credit, finance and management expertise and deep familiarity with our Company led our Board of Directors to conclude that Mr. Wellde should be elected to serve as a director.

Legal Proceedings Involving Directors, Officers or Affiliates. There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company or security holder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Director Independence. On April 6, 2016, the Board determined the independence of each member of the Board in accordance with the NYSE corporate governance rules and applicable rules of the United States Securities and Exchange Commission (“SEC”). Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “independent director.” The Board has determined that the following Board members are independent directors because none of them had a material relationship with the Company: David B. Barry, Douglas L. Jacobs, Michael G. Rantz and George W. Wellde, Jr. In making its determinations, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including continuing co-investment in real property among Messrs. Barry, Edens, and Nardone and the employment of Mr. Wellde’s daughter by the Company and Mr. Rantz’s daughter as part of the Company’s summer internship program.

The NYSE rules generally require that the boards of most listed companies consist of a majority of “independent directors” and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board, and a director of Fortress only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with Fortress (either directly or as a partner, shareholder or officer of an organization that has a relationship with Fortress). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting any of the following objective criteria would be deemed to be not independent:

•	A director who is an employee, or whose immediate family member is an executive officer, of Fortress (including any consolidated subsidiary) may not be considered independent until three years after the end of such employment relationship;

•

A director who has received, or whose immediate family member has received, during any twelve- month period within the last three years, more than $120,000 in direct compensation from Fortress (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) need not be considered in determining independence under this test;

•	A director (i) who is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Fortress; (ii) who is a current employee of such a firm; (iii) whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Fortress’s audit within that time;

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Fortress’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Fortress for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership, either directly or indirectly, of a significant amount of Fortress’s Class A or Class B shares, by itself, does not constitute a material relationship. In addition, an investment in one or more Fortress Funds (as defined hereafter), by itself, also does not constitute a material relationship.

The Board has not established additional guidelines to assist it in determining whether a director has a material relationship with Fortress under NYSE rules. Instead, it evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad evaluation of all relevant facts and circumstances. The Board, when assessing the materiality of a director’s relationship with Fortress, also considers the issue not merely from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation.

CORPORATE GOVERNANCE

The role of our Board is to ensure that Fortress is managed for the long-term benefit of our shareholders. To fulfill this role, the Board has adopted corporate governance principles designed to ensure compliance with all applicable corporate governance standards, including those provided by the SEC and the NYSE. In addition, the Board is informed regarding Fortress’s activities and periodically reviews, and advises management with respect to, Fortress’s annual operating plans and strategic initiatives.

We review our corporate governance policies and practices on an ongoing basis and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We continue to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC and new and proposed listing standards of the NYSE.

Corporate Governance Guidelines. Based on this review, the Board adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and are available in print to any shareholder of the Company upon request.

Code of Business Conduct and Ethics. The Board also adopted a Code of Business Conduct and Ethics to help ensure that Fortress abides by applicable corporate governance standards. This code applies to all directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller. The code is posted on our website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. The Board has also adopted a Code of Ethics for Principal Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer and is available in print to any shareholder of the Company upon request. The Company intends to post on its website any material amendments to its codes of ethics and the description of any waiver from a provision of its codes, granted by the Board to any director or executive officer of the Company.

Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate directly with any of the Company’s directors, including the non-management directors as a group or individually, may do so by writing to the Board of Directors, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: David N. Brooks, General Counsel. All communications will be received, sorted and summarized by the General Counsel, as agent for the non- management directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other communications will be referred to such other directors as may be appropriate. Communications may be submitted anonymously or confidentially.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2015, our Board held eight meetings. Each incumbent director attended 75% or more of all meetings of the Board and committees on which the director served during 2015, except for Mr. Novogratz, who retired in January 2016, and Mr. Rantz, who was appointed to the Board effective July 2015 and attended all meetings held following his appointment. In 2015, our Board also met in executive sessions with only non-management directors present. The Company does not require directors to attend the annual shareholders’ meetings, although they are invited to attend.

Executive sessions of the non-management directors occur during the course of the year, in compliance with NYSE rules. “Non-management directors” include all directors who are not officers of the Company. The non- management director presiding at those sessions will rotate from meeting to meeting among the chairs of each of the Board’s committees, to the extent the director is present at the executive session.

Committees of the Board of Directors. The Board has standing Audit, Compensation and Nominating, Corporate Governance and Conflicts Committees. The table below indicates the current members and chairmen of each of these committees. All committee members are Independent Directors.

Name	Audit	Compensation	Nominating, Corporate Governance and Conflicts
David B. Barry	X		X
Douglas L. Jacobs*	Chair	X
Michael G. Rantz		X	X
George W. Wellde, Jr.	X	Chair	Chair

*	Mr. Jacobs serves as the financial expert on our Audit Committee.

The Audit Committee. The Audit Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. All members of the Audit Committee are Independent Directors. The Board has determined that each member of the Audit Committee is “financially literate” as defined by NYSE rules and that Mr. Jacobs is qualified to serve as the Audit Committee’s “financial expert” as defined by SEC regulations. The Board has determined that Mr. Jacobs’ simultaneous service on the audit committee of three other public companies will not impair his ability to effectively serve on our Audit Committee. A brief description of Mr. Jacobs’ work experience is included in “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.” Members of the Audit Committee do not receive any compensation from the Company other than their compensation as a director, committee member or, if applicable, committee chairman, in each case as described under “Director Compensation” in this Proxy Statement.

Our Audit Committee’s functions include:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	appointing annually our independent registered public accounting firm, evaluating its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

During the fiscal year ended December 31, 2015, the Audit Committee held five meetings. The Audit Committee occasionally met with the Company’s independent auditors in executive sessions after meetings. The report of the Audit Committee is included in this Proxy Statement.

The Compensation Committee. The Compensation Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. All members of the Compensation Committee are Independent Directors.

Our Compensation Committee’s functions include:

•	reviewing and recommending to the Board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate; and

•	overseeing our compensation and employee benefit plans, including the Principal Compensation Plan.

The Compensation Committee held five meetings during the fiscal year ended December 31, 2015. The report of the Compensation Committee is included in this Proxy Statement. Additional information on the Compensation Committee’s procedures and processes regarding the determination of executive compensation is included below under “Executive Compensation — Compensation Discussion and Analysis.”

The Nominating, Corporate Governance and Conflicts Committee. The Nominating, Corporate Governance and Conflicts Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. The Nominating, Corporate Governance and Conflicts Committee held four meetings during the fiscal year ended December 31, 2015.

Our Nominating, Corporate Governance and Conflicts Committee functions include:

•	reviewing the performance of our Board and making recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the Board and Fortress’s management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

The Nominating, Corporate Governance and Conflicts Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of the Company’s business and other elements relevant to the success of a publicly traded company in today’s business environment and educational and professional background. In determining whether to recommend a director for re-election, the Nominating, Corporate Governance and Conflicts Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating, Corporate Governance and Conflicts Committee has the authority to identify potential nominees by asking current directors and executive officers to notify the Nominating, Corporate Governance and Conflicts Committee if they become aware of suitable candidates. As described below, the Nominating, Corporate Governance and Conflicts Committee will also consider candidates recommended by shareholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating, Corporate Governance and Conflicts Committee may elect in the future to engage firms that specialize in identifying director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of the Company’s size and scope. At a minimum, the committee will consider: (1) whether the recommended candidate is subject to a disqualifying factor as described in Section 303A.02(b) of the NYSE listing standards; (2) the number of other boards and committees on which the individual serves; (3) the extent of the individual’s experience in business, trade, finance or management; (4) the extent of the individual’s knowledge of regional, national and international business affairs; (5) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (6) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board; and (7) any other factors, including those set forth in the Corporate Governance Guidelines, relating to the ability and willingness of the individual to serve. The Company does not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating, Corporate Governance and Conflicts Committee strives to nominate individuals with a variety of complementary attributes and skills. Director-nominees are also selected to provide the expertise and skills that may be required by board committees to fulfill their duties. The committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

While the Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates, the Nominating, Corporate Governance and Conflicts Committee has not, at this time, put in place a formal policy with regard to such procedures. The Board believes that it is appropriate for Fortress not to have a specific policy because shareholders are always free to submit recommendations for Board candidates, simply by following the procedures set forth in our Operating Agreement. Shareholders wishing to nominate an individual for election at an annual meeting of shareholders must give timely notice to the Company’s Secretary and comply with all of the procedures set forth in our Operating Agreement, as described further in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Policy Regarding Roles of Chief Executive Officer and Chairmen of the Board of Directors. The Company does not have a policy to separate the roles of Chief Executive Officer and Co-Chairman of the Board of Directors, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens served as the Company’s Chief Executive Officer and Chairman of the Board of Directors until August 2009, when we appointed a new Chief Executive Officer and Mr. Edens and Mr. Briger were appointed Co-Chairmen of the Board. Mr. Nardone is currently serving as Chief Executive Officer of the Company. Mr. Nardone also serves as a director, a structure that permits him to focus on the management of the Company’s day-to-day operations while still fostering communication between the Company’s management and the Board of Directors. The Company does not have a lead independent director.

Board Role in Risk Oversight

Our Board plays a role in risk management at the enterprise level, but not at the fund level, as discussed in more detail below.

The Company and Its Consolidated Subsidiaries

The Company’s risk management is overseen by our Chief Financial Officer, Daniel Bass, who works in conjunction with our Chief Executive Officer, Randal Nardone, and the various business risk managers to monitor and evaluate enterprise level risk. Enterprise risk management is focused on balance sheet and corporate funding risk, as well as identification of systemic risks which could have broad impact across our diversified group of businesses.

The Board regularly reviews information regarding the Company’s market, credit, counterparty and operational risks, including its liquidity. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Fortress Funds

As we have discussed in our prior annual and quarterly reports, the Board is not responsible and does not play a role in overseeing the risk management of any private investment funds, permanent capital vehicles and related managed accounts that Fortress manages (“Fortress Funds”). The Board has no ability to influence any fund’s choice of, or the amount of a fund’s exposure to, any given counterparty. As a result, our funds may have concentrated exposure to one or more counterparties and thus be exposed to a heightened risk of loss if that counterparty defaults. This may mean that the Company has a significant concentration of risk with one or more particular counterparties at any particular time when aggregate counterparty risk is measured across all of the various Fortress Funds.

Employee Compensation Policies and Risk Management. The Company generally compensates its employees with a combination of cash and Restricted Share Units (“RSUs”) or other equity or equity-like arrangements designed to align the employees’ interests with the long-term interest of our shareholders. In general, as employees become more senior and highly-compensated, we increase the portion of their total compensation that is paid with equity or equity-like arrangements.

EXECUTIVE OFFICERS

Set forth below is information pertaining to our executive officers who currently hold office:

Name	Age	Position

Peter L. Briger, Jr.	52	Principal and Director

Wesley R. Edens	54	Principal and Director

Randal A. Nardone	60	Principal, Director and Chief Executive Officer

Daniel N. Bass	49	Chief Financial Officer

David N. Brooks	45	Vice President, General Counsel and Secretary

Peter L. Briger, Jr. has been one of our Principals since 2002. Additional information regarding Mr. Briger is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Wesley R. Edens has been one of our Principals since 1998. Additional information regarding Mr. Edens is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Randal A. Nardone has been one of our Principals since 1998 and Chief Executive Officer since July 2013. Additional information regarding Mr. Nardone is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Daniel N. Bass is the Chief Financial Officer of Fortress and is a member of the Management and Operating Committees. Prior to joining Fortress in November 2003, Mr. Bass spent 11 years at Deutsche Bank. Over the course of his career at Deutsche Bank, he held the positions of managing director of DB Capital Partners and managing director, Global Business Area Controller of Deutsche Bank’s Corporate Investments Division. Prior to that, Mr. Bass was a Senior Associate in the International Tax Practice at Coopers & Lybrand. Mr. Bass is also a member of the Board of Trustees of the Florida State University Foundation. Mr. Bass received both a B.S. and a Masters in Accounting from Florida State University.

David N. Brooks is the General Counsel of Fortress. Mr. Brooks is also a member of the Management and Operating Committees. Mr. Brooks joined Fortress in 2004 as the Deputy General Counsel and succeeded to the General Counsel role in February 2007. Prior to joining Fortress, Mr. Brooks was associated with Cravath, Swaine & Moore LLP, where he specialized in mergers and acquisitions, capital markets transactions, including initial public offerings and high-yield debt issuances, and providing corporate governance advice to large public companies. Mr. Brooks received a B.S. in Economics from Texas A&M University and a J.D. from the University of Texas School of Law.

OWNERSHIP OF THE COMPANY’S SHARES

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Forms 4 and 5. Such officers, directors and greater-than-ten percent shareholders are also required by the SEC to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2015.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of April 6, 2016, the beneficial ownership of our Class A and Class B shares by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class A and Class B shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

	Class A Shares		Class B Shares		Total Percentage of Voting Power(4)
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)	Number of Shares	Percent of Class(3)
Peter L. Briger, Jr.(5)	63,150,298	22.8%	60,151,418	35.5%	16.4%
Wesley R. Edens(6)	63,294,197	22.6%	63,093,397	37.2%	16.4%
Randal A. Nardone(7)	45,962,521	17.5%	45,962,520	27.1%	11.9%
Daniel N. Bass	360,150	*	—	—	*
David N. Brooks	192,420	*	—	—	*
David B. Barry	810,772	*	—	—	*
Douglas L. Jacobs	187,300	*	—	—	*
Michael G. Rantz(8)	90,774	*	—	—	*
George W. Wellde Jr.	376,299	*	—	—	*
All directors and executive officers as a group (9 persons)(9)	5,217,396	2.4%	169,207,335	99.8%	45.2%

5% Shareholders:
Adam Levinson(10)	15,532,556	7.2%	307,143	*	4.0%
Morgan Stanley(11)	13,452,578	6.2%	—	—	3.5%
Wellington Management Company, LLP(12)	24,068,356	11.1%	—	—	6.2%

*	Less than 1%
(1)	In the case of the Principals and Adam Levinson, the number presented represents both Class A shares and Fortress Operating Group (as defined hereafter) units (“FOG units”), each of which is (together with a corresponding Class B share) exchangeable into a Class A share from time to time in accordance with the Exchange Agreement (as defined hereafter). For more information about the Exchange Agreement, see below “Certain Relationships and Related Party Transactions — Related Party Transactions — Exchange Agreement.”
(2)

The percentage of beneficial ownership of Class A shares is based on 216,384,655 Class A shares outstanding as of April 6, 2016. In the case of each of our Principals (Messrs. Briger, Edens and Nardone) and Adam Levinson, the percentage is based on the number of Class A shares deemed to be beneficially owned by such

Principal and Adam Levinson (as detailed in footnote 1 above) divided by the sum of (i) 216,384,655 Class A shares outstanding, plus (ii) the number of FOG units owned by such Principal and Adam Levinson, each as of April 6, 2016. The percentage of beneficial ownership excludes outstanding unvested RSUs.
(3)	The percentage of beneficial ownership of Class B shares is based on 169,514,478 Class B shares outstanding as of April 6, 2016.
(4)	The total percentage of voting power is based on 216,384,655 Class A shares and 169,514,478 Class B shares outstanding as of April 6, 2016. The total percentage of voting power excludes outstanding unvested RSUs.
(5)	Of the number of Class A shares reported to be beneficially owned by Mr. Briger, five are Class A shares held as custodian for Mr. Briger’s son, 2,998,875 are Class A shares beneficially owned by Mr. Briger and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote 1 above.
(6)	Of the number of Class A shares reported to be beneficially owned by Mr. Edens, 800 are Class A shares owned by Mr. Edens’ spouse, 200,000 are Class A shares beneficially owned by Mr. Edens and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote 1 above.
(7)	Of the number of Class A shares reported to be beneficially owned by Mr. Nardone, one is a Class A share beneficially owned by Mr. Nardone and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote 1 above. Does not include 209,644 Class A shares held by The Flying O Foundation, which Mr. Nardone may be deemed to beneficially own in his capacity as trustee.
(8)	Of the number of Class A shares reported to be beneficially owned by Mr. Rantz, 40,761 are restricted Class A shares, which will vest in equal installments on July 29 of each of 2016 and 2017, generally subject to Mr. Rantz’s continued service through the applicable vesting date.
(9)	The number and percentage of Class A shares excludes the Class A shares that are deemed to be beneficially owned by the Principals pursuant to their exchange rights as described in footnote 1 above.
(10)	Mr. Levinson was a senior employee of the Company and is currently Chief Investment Officer of the Graticule Asia Macro Funds on our affiliated manager platform. In January 2013, 10,333,334 of Mr. Levinson’s Restricted Partnership Units (“RPUs”) vested into FOG units. In March 2013, Mr. Levinson exchanged all of these FOG units (together with the corresponding B shares) for Class A shares. The acquisition of Class A shares in connection with this exchange and a similar exchange in 2012 has resulted in Mr. Levinson’s ownership of Class A shares exceeding 5%.
(11)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2016, by Morgan Stanley and Morgan Stanley Strategic Investments, Inc., 1585 Broadway, New York, NY 10036.
(12)	This information is based on a Schedule 13G/A filed with the SEC on February 10, 2016, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that it is important for our shareholders to understand how we compensate our top executives and the rationale for our compensation decisions. Set forth below is a detailed discussion regarding the compensation of our “named executive officers” during the last completed fiscal year, which include our Chief Executive Officer, our Chief Financial Officer, our General Counsel and our Principals: Peter L. Briger, Jr., Wesley R. Edens, and Randal A. Nardone. Michael E. Novogratz was a Principal until his retirement in January 2016 and is not included in the discussion below because he was not a “named executive officer” during the last completed fiscal year.

Our Compensation Goals and Philosophy — Principals

The primary goals of our compensation arrangements with our Principals are to: align their interests with the interests of our shareholders; ensure the ongoing, uninterrupted management of each of our businesses by the Principals who sponsor them and, in many cases, act as their chief investment officers; and further incentivize the Principals to raise new capital for our funds.

To achieve these goals, in August 2011 we entered into new, five-year employment agreements with our Principals effective January 1, 2012, on terms and conditions substantially similar to those of their previous agreements. In connection with the new employment agreements, we adopted a Principal Compensation Plan under which the Principals will receive annual payments based on their respective success in raising and investing new funds and the performance of those new funds during a given fiscal year and, for the credit hedge fund business, on the performance of the existing assets under management (“AUM”) of Fortress’s flagship hedge funds during a given year (“Principal Performance Payments”). Messrs. Edens and Nardone are entitled to receive payments based on the performance of the private equity business, which includes the private equity funds and the permanent capital vehicles; and Mr. Briger is entitled to receive payments based on the performance of the credit business, which includes credit hedge funds and credit PE funds.

Under the Principal Compensation Plan, Principal Performance Payments are comprised of a mix of cash and equity-based compensation, with the equity component becoming larger as performance, and the size of the payments, increases. Specifically, the Principal Compensation Plan calls for payments of: for the private equity business, (1) 20% of the fund management distributable earnings above a threshold for permanent capital vehicles existing at January 1, 2012, as well as (2) either 10% or 20% (based on the level of involvement of the Principal) of the fund management distributable earnings of new AUM in new businesses (formed after January 1, 2012); and for the credit business, (1) 20% of the incentive income earned from existing flagship hedge fund AUM at January 1, 2012 and (2) 20% of fund management distributable earnings for new flagship hedge fund AUM and either 10% or 20% (based on the level of involvement of the Principal) of the fund management distributable earnings of new AUM in new businesses (formed after January 1, 2012). Payments of up to 10% of fund management distributable earnings before Principal Performance Payments, in each of the Principals’ respective businesses, are made in cash, and payments in excess of this threshold are made in RSUs that will vest in equal increments over three years.

As outlined above, the Principal Performance Payments for Messrs. Edens and Nardone were based on the performance of permanent capital vehicles existing at January 1, 2012, as well as new private equity funds and new permanent capital vehicles, which improved overall in 2015 compared to 2014. The Principal Performance Payments for Mr. Briger were based on the performance of existing flagship hedge fund AUM to the extent it generated incentive income and the performance of new flagship hedge fund AUM and new funds in the credit business. In 2015, weaker performance of eligible credit hedge funds was partially offset by improved performance of eligible credit PE funds. A portion of the compensation for Messrs. Briger and Messrs. Edens and Nardone was in equity because their respective payments exceeded 10% of the fund management distributable earnings for their respective business in 2015 and, in accordance with the Plan, such excess payment was made in RSUs. For additional information on fund management distributable earnings and incentive income by segment, please see Note 11 of our audited consolidated financial statements contained in our 2015 10-K.

Pursuant to the new employment agreements, each Principal receives annual compensation of $200,000. The Principals’ employment agreements contain customary post-employment non-competition and non- solicitation covenants. In order to ensure the Principals’ compliance with such covenants, an amount equal to 50% of the after-tax cash portion of any Principal Performance Payments are subject to mandatory investment in Fortress Funds, and such invested amounts will serve as collateral against any breach of those covenants. The Principals’ employment agreements are described in more detail below under the section “— Employment Agreements with Our Named Executive Officers.”

Prior to the adoption of the Principal Compensation Plan, the only element of the Principals’ compensation (since our initial public offering in February 2007) was an annual salary of $200,000 pursuant to employment agreements that were set to expire in February 2012. The Principals did not receive any bonus payments directly from us, although they did (and continue to) receive distributions with respect to their ownership of FOG units, in the same amount per unit and generally at the same time as distributions are made to us in respect of the FOG units we hold.

Our Compensation Goals and Philosophy — Named Executive Officers (other than Principals)

As with our Principals, we seek to compensate our Chief Financial Officer and General Counsel (sometimes referred to below, along with our Principals, as our “named executive officers” or “officers”) in a manner that aligns their compensation with the creation of long-term value for our shareholders. To achieve this goal, we have designed compensation packages for these named executive officers that aim to reward sustained financial and operational performance for all of our businesses and to motivate these executives to remain with the Company for long and productive careers. Our Chief Financial Officer and General Counsel do not have any role in determining any aspect of their compensation.

Mr. Nardone, our Chief Executive Officer, is also a Principal and is therefore compensated by us under the Principal Compensation Plan.

Compensation Elements We Use To Achieve Our Compensation Goals

We use the following compensation elements as tools to reward and retain our Chief Financial Officer and General Counsel:

•	Base Salary — We provide a base salary of $200,000 to assist each officer with paying basic living expenses during the calendar year;

•	Bonus — We generally pay discretionary cash bonuses at the beginning of the year for the prior year’s performance based upon an evaluation as to how well the officer performed during the year in helping the Company achieve its goals; for 2015, the bonuses for our Chief Financial Officer and General Counsel were paid based on the achievements and factors described below in “— Determining Compensation for Our Chief Financial Officer in 2015” and “— Determining Compensation for Our General Counsel in 2015”;

•	Restricted Share Units — We use RSUs, which are typically subject to service-based vesting conditions, as a component of each officer’s compensation because we believe that this form of equity- based compensation in the Company incentivizes the officer to (1) remain with the Company and (2) build the Company in ways that create long-term value for our shareholders and do not promote making business decisions that involve the Company undertaking excessive levels of risk;

•	Profit Sharing Interests in Fortress Funds Performance — We have from time-to-time granted our Chief Financial Officer and General Counsel interests in a portion of the profits (which interests may be calculated and awarded either in the form of partnership interests or paid out in cash on an annual basis) earned by us through our management of various Fortress Funds to incentivize each officer to devote focus to building our various businesses, although no such interests were granted during 2015; and

•	Other Compensation — We also provide our named executive officers with other compensation and benefits, which are reflected in the “All Other Compensation” column of the Summary Compensation Table set forth below, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation goals and philosophy.

Determining Compensation for Our Chief Financial Officer in 2015

Daniel Bass has served as our Chief Financial Officer since 2003. As the leader of the Company’s finance and accounting, Mr. Bass is responsible for overseeing the financial operations of the Company. Mr. Bass also oversees our IT and Facilities departments and, together with Mr. Brooks, our Human Resources department. His strategic and operational responsibilities include, among other things, ensuring that the Company is efficiently financed and maintains sufficient liquidity. In addition, Mr. Bass is responsible for overseeing the Company’s financial statements and continuing to build relationships with our investors and financial counterparties.

Mr. Bass played a critical role in helping the Company maintain a strong balance sheet and improving our liquidity during 2015. As part of this effort, Mr. Bass played a crucial role in ensuring compliance with our credit agreement and laid the groundwork for the renewal of the credit agreement in early 2016 with very favorable terms. In addition, Mr. Bass oversees the accounting and financial planning and analysis groups. In the first quarter of 2015, these groups completed the early adoption of the new GAAP consolidation standards issued in early 2016. The adoption involved the de-consolidation of two permanent capital vehicles from the Company’s financial statements and the refiling of our financial statements for the three previous years to reflect the impacts of the new standard. In addition, Mr. Bass oversees our risk management. Mr. Bass also led our efforts to enhance our Human Resources, IT and Facilities departments to serve our employees, including spending significant time on the advancement of our technology developments for the front and back office operations. Mr. Bass was also heavily involved in investor relations, meeting with existing and prospective investors to discuss the strategic and financial activities of the Company. Mr. Bass also provided valuable advice to each of our businesses to assist them in both building and managing their businesses effectively. In light of these achievements, Mr. Bass received a discretionary bonus of $2,800,000 and the other compensation set forth in the “Summary Compensation Table” below.

Determining Compensation for Our General Counsel in 2014

As the leader of the Company’s legal and compliance department since our initial public offering, Mr. Brooks has overall responsibility for all legal and compliance matters. These matters span a broad array of complex laws and regulations around the globe, with the scope and complexity of such laws and regulations increasing substantially in this heightened regulatory environment. Mr. Brooks also serves as Secretary of the Company.

During 2015, Mr. Brooks enhanced the Company’s legal and compliance departments and, together with Mr. Bass, oversees the Human Resources department. Mr. Brooks supervised the Company’s efforts to comply with the emerging legal requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the legal requirements of the Sarbanes-Oxley Act of 2002 and the NYSE. As Secretary of FIG LLC, Mr. Brooks also supervised the relationship between FIG LLC, an affiliate of the Company that is a registered investment adviser under the Investment Advisers Act of 1940 and serves as the registered investment adviser for various Fortress Funds, and the SEC. Mr. Brooks coordinated the structuring of new business initiatives at the Company and the activities of the New Products Committee. Mr. Brooks also coordinated the process of the retirement of one of our Principals, Michael Novogratz, during the year. Mr. Brooks also provided valuable advice to each of our businesses to assist them in both building and managing their businesses effectively. In light of these achievements, Mr. Brooks received a discretionary bonus of $2,800,000 as well as the compensation set forth in the “Summary Compensation Table” below.

Grants with respect to 2015 to our Chief Financial Officer and General Counsel

With respect to 2015, Messrs. Bass and Brooks were granted 111,508 and 89,206 RSUs, respectively, in the beginning of 2016. RSUs granted to Messrs. Bass and Brooks on January 29, 2016 will vest in one-half increments on January 2, 2018 and January 2, 2019.

Use of Compensation Consultant

During 2015, senior management engaged McLagan to assist us in comparing the compensation packages we offer to our Chief Financial Officer and General Counsel to the compensation packages our peer companies pay to the officers serving comparable roles for their companies. McLagan is a compensation consulting firm that specializes in conducting proprietary compensation surveys and interpreting pay trends in the financial services industry. The companies that participate in McLagan’s surveys generally represent peer companies, including some organizations that do not publicly disclose compensation data for executive roles.

Management presented the results of McLagan’s analysis to the Compensation Committee as part of its review of executive compensation, and the Compensation Committee actively considered this information in setting the 2015 compensation for the Chief Financial Officer and the General Counsel. In addition, management retained SemlerBrossy in connection with the adoption and design of the Principal Compensation Plan, as described above in “— Our Compensation Goals and Philosophy — Principals.” The Compensation Committee did not engage any compensation consultant to review either executive or director compensation.

Also, McLagan provided management with surveys regarding certain non-executive officer employees to help us understand how the compensation we offer to certain employees compares to the compensation our peers offer to their employees.

Additional Details on Executive Compensation

Summary Compensation Table

The following table provides additional information regarding the compensation earned by our named executive officers in each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(1) ($)		All Other Compensation(2) ($)		Total ($)
Wesley R. Edens	2015	200,000	11,637,253	1,089,953	(4)	478,493	(3)	13,405,699
Principal	2014	200,000	3,352,502	—		470,186		4,022,688
	2013	200,000	2,076,258	—		181,608		2,457,866

Peter L. Briger, Jr.	2015	200,000	22,388,729	177,669	(4)	475,742	(3)	23,242,140
Principal	2014	200,000	21,778,651	3,985,137		441,322		26,405,110
	2013	200,000	19,663,850	17,636,519		579,830		38,080,199

Randal A. Nardone	2015	200,000	7,758,168	726,634	(4)	101,261	(3)	8,786,063
Principal and Chief	2014	200,000	2,235,002	—		101,081		2,536,083
Executive Officer	2013	200,000	1,384,172	—		117,252		1,701,424

Daniel N. Bass	2015	200,000	2,800,000	409,626	(5)	86,085		3,495,711
Chief Financial Officer	2014	200,000	2,800,000	551,088	(5)	85,665		3,636,753
	2013	200,000	1,900,000	274,186	(5)	877,118		3,251,304

David N. Brooks	2015	200,000	2,800,000	327,701	(6)	143,539		3,471,240
Vice President, General	2014	200,000	2,800,000	413,316	(6)	141,041		3,554,357
Counsel and Secretary	2013	200,000	1,700,000	232,004	(6)	1,279,269		3,411,273

(1)	Bonus and stock awards reported for the Principals represent Principal Performance Payments.
(2)	See the “All Other Compensation” tables below for additional information.
(3)

The amounts reported in “All Other Compensation” include expense that the Company incurred in connection with family office employees as follows: $141,070 for Mr. Briger, $108,521 for Mr. Edens, and $72,347 for Mr. Nardone. There is no incremental expense incurred by the Company in connection with the expense that is allocated to the family office employees. Mr. Briger, Mr. Edens, and Mr. Nardone reimburse the Company for 100% of compensation, benefits and incremental expense related to family office employees. The amounts reported in “All Other Compensation” also include $291,424 and $341,058 that the Company paid on behalf of Mr. Briger and Mr. Edens, respectively, for internet security services, and $14,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office, in order to facilitate his trading activities on behalf of certain Fortress Funds.
(4)	With respect to 2015, Messrs. Briger, Edens and Nardone were awarded 42,403, 260,132 and 173,421, respectively, dividend paying RSUs in 2016 pursuant to the Principal Compensation Plan. With respect to 2014 and 2013, Mr. Briger was awarded 525,051 and 2,207,324 dividend paying RSUs, respectively. The amounts in this column reflect the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2015 10-K. RSUs granted to Messrs. Briger, Edens and Nardone on February 17, 2016 will vest in one-third increments on January 1 of each year beginning on January 1, 2017.
(5)	In 2015, 2014, and 2013, Mr. Bass was awarded 65,020, 91,848, and 64,363 RSUs, respectively. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2015 10-K. Does not include RSUs with respect to 2015 but awarded in 2016. See “—Grants with Respect to 2015 to our Chief Financial Officer and General Counsel.
(6)	In 2015, 2014 and 2013, Mr. Brooks was awarded 52,016, 68,886 and 54,461 RSUs, respectively. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2015 10-K. Does not include RSUs with respect to 2015 but awarded in 2016. See “—Grants with Respect to 2015 to our Chief Financial Officer and General Counsel.”

All Other Compensation Table — 2015

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table above with respect to 2015:

Name	401K Matching Contribution ($)	Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Peter L. Briger, Jr.	7,950	20,898	—	475,742	(2)
Wesley R. Edens	7,950	20,964	—	478,493	(2)
Randal A. Nardone	7,950	20,964	—	101,261	(2)
Daniel N. Bass	7,950	21,743	56,392	86,085
David N. Brooks	7,950	21,743	113,846	143,539

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in respect of the “profit sharing interest” (that is, the rights to a portion of the profit earned by us) in a Fortress Fund.
(2)	The total amounts include expense that the Company incurred in connection with family office employees as follows: $141,070 for Mr. Briger, $108,521 for Mr. Edens, and $72,347 for Mr. Nardone. There is no incremental expense incurred by the Company in connection with the expense that is allocated to the family office employees. Mr. Briger, Mr. Edens, and Mr. Nardone reimburse the Company for 100% of compensation, benefits and incremental expense related to family office employees. The total amounts also include $291,424 and $341,058 that the Company paid on behalf of Mr. Briger and Mr. Edens, respectively, for internet security services, and $14,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office, in order to facilitate his trading activities on behalf of certain Fortress Funds.

All Other Compensation Table — 2014

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table above with respect to 2014:

Name	401K Matching Contribution ($)	Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Peter L. Briger, Jr.	7,800	20,898	—	441,322	(2)
Wesley R. Edens	7,800	20,964	—	470,186	(2)
Randal A. Nardone	7,800	20,964	—	101,081	(2)
Daniel N. Bass	7,800	21,743	56,122	85,665
David N. Brooks	7,800	21,743	111,498	141,041

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in respect of the “profit sharing interest” (that is, the rights to a portion of the profit earned by us) in a Fortress Fund.
(2)	The total amounts include expense that the Company incurred in connection with family office employees as follows: $94,826 for Mr. Briger, $124,022 for Mr. Edens, and $72,317 for Mr. Nardone. There is no incremental expense incurred by the Company in connection with the expense that is allocated to the family office employees. Mr. Briger, Mr. Edens, and Mr. Nardone reimburse the Company for 100% of compensation, benefits and incremental expense related to family office employees. The total amounts also include $281,398 and $317,400 that the Company paid on behalf of Mr. Briger and Mr. Edens, respectively, for internet security services, and $36,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office, in order to facilitate his trading activities on behalf of certain Fortress Funds.

All Other Compensation Table — 2013

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table above with respect to 2013:

Name	401K Matching Contribution ($)	Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Peter L. Briger, Jr.	7,650	20,889	—	579,830	(2)
Wesley R. Edens	7,650	20,889	—	181,608	(3)
Randal A. Nardone	7,650	20,889	—	117,252	(4)
Daniel N. Bass	7,650	21,519	847,949	877,118
David N. Brooks	7,650	21,519	1,250,100	1,279,269

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in respect of the “profit sharing interest” (that is, the rights to a portion of the profits earned by us) held by each of them in a variety of Fortress Funds.
(2)	This total includes $164,492 of expense that the Company incurred in connection with family office employees, $274,800 that the Company paid on behalf of Mr. Briger to an internet security firm, $36,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office in order to facilitate his trading activities on behalf of certain Fortress Funds, and $75,600 that the Company paid in connection with providing personal security at Mr. Briger’s residence for a period during 2013.
(3)	This total includes $133,069 of expense that the Company incurred in connection with family office employees and $20,000 that the Company paid on behalf of Mr. Edens to an internet security firm.
(4)	This total includes $88,713 of expense that the Company incurred in connection with family office employees.

2015 Grants of Plan-Based Awards

The following table summarizes grants of RSUs made to our named executive officers during 2015. Messrs. Briger, Edens, Nardone, Bass and Brooks also received grants in 2016, which were earned in 2015, as disclosed in the Summary Compensation Table (with respect to Messrs. Briger, Edens, and Nardone) and “—Grants with respect to 2015 to our Chief Financial Officer and General Counsel” (with respect to Messrs. Bass and Brooks).

Name	Grant Date	All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(1)
Peter L. Briger	2/9/2015	525,051	3,985,137
Daniel N. Bass	1/30/2015	65,020	409,626
David N. Brooks	1/30/2015	52,016	327,701

(1)	The amount in this column reflects the aggregate grant date fair value of the RSUs, in each case computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements contained in our 2015 10-K.

Outstanding Restricted Share Units Owned by Named Executive Officers at Fiscal Year-End

The following table provides additional information on the current holdings of RSUs by our named executive officers as of December 31, 2015. Messrs. Briger, Edens, Nardone, Bass, and Brooks also received grants in 2016, which were earned in 2015, as disclosed in the Summary Compensation Table (with respect to Messrs. Briger, Edens, and Nardone) and “— Grants with respect to 2015 to our Chief Financial Officer and General Counsel” (with respect to Messrs. Bass and Brooks).

Name	RSU Award Grant Date	Type of RSU Award	Number of RSUs	Market Value of RSU Awards(3) ($)
Peter L. Briger(1)	2/09/2015	Dividend Paying RSU	525,051	2,672,510
	2/12/2014	Dividend Paying RSU	1,471,549	7,490,184
	2/13/2013	Dividend Paying RSU	676,154	3,441,624

Daniel N. Bass(2)	1/30/2015	Non-Dividend Paying RSU	65,020	330,952
	1/31/2014	Non-Dividend Paying RSU	91,848	467,506
	1/31/2013	Non-Dividend Paying RSU	32,181	163,801

David N. Brooks(2)	1/30/2015	Non-Dividend Paying RSU	52,016	264,761
	1/31/2014	Non-Dividend Paying RSU	68,886	350,630
	1/31/2013	Non-Dividend Paying RSU	27,230	138,601

(1)	RSUs granted on February 9, 2015, will vest in one-third increments on January 1 of each year beginning on January 1, 2016. The remaining RSUs granted on February 12, 2014 will vest in one-half increments on January 1, 2016 and January 1, 2017. The remaining RSUs granted on February 13, 2013 will vest on January 1, 2016.
(2)	RSUs granted on January 30, 2015, will vest in one-half increments on January 2, 2017 and January 2, 2018. RSUs granted on January 31, 2014 will vest on January 2, 2019. The remaining RSUs granted on January 31, 2013 will vest on January 2, 2016.
(3)	The market value of the RSUs shown in this column represents the per share closing price of Fortress’s Class A shares as of December 31, 2015, which was $5.09, multiplied by the number of unvested RSUs awarded. The amounts shown above for the non-dividend paying RSUs do not reflect the discount that would be applied to such RSUs in light of the fact that the holders thereof are not entitled to dividends.

Stock Vested During the Last Completed Fiscal Year

The following table provides additional information on the vesting during the last completed fiscal year of RSUs held by our named executive officers.

Name	Number of Class A shares acquired on vesting (#)	Value realized on vesting ($)(1)
Peter L. Briger	1,411,929	11,323,671
Daniel N. Bass	74,555	604,641
David N. Brooks	62,541	507,208

(1)	The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the shares on the vesting date.

Potential Payments Upon Change-in-Control or Termination

Change-in-Control

We do not have any employment agreements or other arrangements that provide for any cash payment to any of our named executive officers in connection with a change in control of the Company.

If Mr. Bass or Mr. Brooks were terminated within 12 months after the occurrence of a change in control resulting in the common equity of the Company no longer being publicly traded, then 100% of their RSUs would vest as of the date of their termination. Mr. Bass and Mr. Brooks may also be entitled to certain other rights with respect to their RSUs (such as the substitution of rights in the equity of an acquiring company) in the event of a change in control under other circumstances. If a change in control and a qualifying termination had occurred on December 31, 2015, the value of the RSUs (based on the share price of $5.09 on December 31, 2015) that would have vested as a result would have been $962,259 and $753,992 for Messrs. Bass and Brooks, respectively.

Termination — Principals

Our employment agreements with each principal provide that if the principal’s employment is terminated by us without “cause” during the term of the agreement, the principal will be paid a lump sum separation payment equal to three times his then-current salary plus his unpaid accrued salary through the date of termination, subject to the provision of a satisfactory release of claims. The Principal Compensation Plan generally provides that if a principal is terminated without “cause,” he will be entitled to the payment he otherwise would have been entitled to for the full year in which he was terminated with respect to hedge funds and permanent capital vehicles, and he will be entitled to the vested portion of any award with respect to incentive fees on new private equity funds and permanent capital vehicles, in each case subject to the provision of a satisfactory release of claims.

If the employment of any principal had been terminated without “cause” on December 31, 2015, then the Company would have paid the terminated principal a lump sum separation payment of $600,000 (calculated as three times the then-current $200,000 annual salary of each principal), as well as his accrued but unpaid salary through December 31, 2015, pursuant to his employment agreement. No other benefits or payments would be provided to the terminated principal under the agreement.

A termination without “cause” can only occur with the approval of our Class B shareholders. In general, “cause” is defined in each principal’s agreement as:

(i)	the willful engaging by the principal in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Fortress, (y) to the reputation of either the principal or Fortress or (z) to any of Fortress’s material funds or businesses;

(ii)	conviction of a felony or guilty or nolo contendere plea by the principal with respect thereto; or

(iii)	a material breach by the principal of the non-competition or non-solicitation covenants contained in the agreement, if such breach is curable and is not cured within 30 business days following receipt of a notice of such breach or if such breach is not curable.

For purposes of this provision, no act, or failure to act, on the part of the principal shall be considered “willful” unless it is done, or omitted to be done, by the principal in bad faith or without reasonable belief that the principal’s action or omission was in the best interests of Fortress or was done, or omitted to be done, with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for Fortress shall be conclusively presumed to be done, or omitted to be done, by the principal in good faith and in the best interests of Fortress. The cessation of employment of the principal shall not be deemed to be for “cause” unless and until there shall have been delivered to the principal a copy of a resolution duly adopted by the affirmative vote of two-thirds of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the principal and the principal is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the principal is guilty of the conduct constituting “cause” and specifying the particulars thereof in detail.

Termination — Chief Financial Officer and General Counsel

The employment letter agreements we have with Mr. Bass and Mr. Brooks have exhibits that document the profit sharing interests that Mr. Bass and Mr. Brooks hold in a variety of Fortress Funds. Their RSU award agreements also have exhibits that document the vesting schedule of their RSUs. These agreements provide that, in the event that either Mr. Bass or Mr. Brooks is terminated without “cause,” (1) for RSUs granted in 2013, 50% of the currently outstanding RSUs will vest on the next regularly scheduled vesting date, for RSUs granted in 2014, the number of RSUs that will vest is based on the number of months that have elapsed since the grant date in relation to the total vesting period and for RSUs granted in 2015, 25% of currently outstanding RSUs will vest on the next regularly scheduled vesting date and (2) he will be entitled to be paid certain amounts in respect of his profits interests in Fortress Funds in the calendar year in which he was terminated. If a qualifying termination had occurred as of December 31, 2015, the value of the RSU grant that would have vested (based on a share price of $5.09 on December 31, 2015) would have been $346,894 and $272,178 for Mr. Bass and Mr. Brooks, respectively. The amounts that Mr. Bass and Mr. Brooks would have been entitled to in respect of such profits interests if they had been terminated during 2015 would have been $56,392 and $113,846, respectively. The amount that would be due upon such a termination occurring during any future year would be dependent on the performance of the underlying Fortress Funds, and such amount may differ meaningfully from past amounts. In addition, Mr. Bass and Mr. Brooks would each potentially be entitled to accelerated vesting of certain profits interests in Fortress Funds upon a termination of their employment without “cause,” although such acceleration would not involve the payment of any cash amounts at the time of termination. Mr. Bass and Mr. Brooks are not entitled to any other payments or benefits from the Company upon a termination of their employment. “Cause” is defined for purposes of these provisions as the commission by Mr. Bass or Mr. Brooks of an act of fraud or dishonesty, or the failure to perform their duties, in each case in the course of their employment.

Employment Agreements with Our Named Executive Officers

Set forth below is additional information regarding the employment agreements we have entered into with our named executive officers:

Employment Agreements with Our Principals

In August 2011, Fortress entered into an employment, non-competition and non-solicitation agreement with each principal (each referred to as an “officer” in this section describing such agreements). Each officer who is a principal will also serve as an officer and director of a number of Fortress entities. The initial term of the agreement is the first five years after the effective date therein, which, in each case, is January 1, 2012. The agreement’s term automatically renews for an additional year each year thereafter, unless notice of intention not to renew is given by either party in accordance with the agreement. Each officer has the right to voluntarily terminate his employment with Fortress at any time.

Each officer is entitled during his employment to annual compensation of $200,000, which may be increased, but not decreased, at the discretion of the Board, and the officer is entitled to participate in all employee retirement and welfare benefit plans of Fortress, subject to the terms and conditions of such plans. The agreement requires the officer to protect the confidential information of Fortress both during and after employment. The agreement also requires the officer to refrain from soliciting employees or interfering with Fortress’s relationships with investors both during and for a period of 24 months after termination of employment.

Employment Letter with the Chief Financial Officer

We have a letter agreement, dated January 25, 2007, as subsequently amended, with our Chief Financial Officer, Daniel N. Bass, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Bass is an employee “at will,” whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Bass is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to vacation each year in accordance with Fortress’s vacation policy applicable to employees, as amended from time to time. The letter’s exhibits document certain profit sharing interests held by Mr. Bass in a variety of Fortress Funds. Mr. Bass agrees not to compete with us during his employment, and, if we terminate his employment with “cause” (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Employment Letter with the General Counsel

We have a letter agreement, dated February 13, 2007, as subsequently amended, with David N. Brooks, our Vice President, General Counsel and Secretary, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Brooks is an employee “at will,” whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Brooks is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to vacation each year in accordance with Fortress’s vacation policy applicable to employees, as amended from time to time. The letter’s exhibits document certain profit sharing interests held by Mr. Brooks in a variety of Fortress Funds. Mr. Brooks agrees not to compete with us during his employment, and, if we terminate his employment with “cause” (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Shareholder Votes on Executive Compensation

At our 2011 annual general meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every three years. Consistent with that vote, the Board resolved to accept the shareholders’ recommendation. We held an advisory vote on executive compensation at our 2014 annual meeting and next advisory vote on executive compensation will be held at the 2017 annual meeting.

At our 2014 annual general meeting of shareholders, our shareholders also expressed their support of the Company’s executive compensation programs. Approximately 99% of the votes cast supported our executive compensation policies and practices. The Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs.

Compensation Committee Interlocks and Insider Participation

None.

DIRECTOR COMPENSATION

We do not, and do not intend to, compensate our directors who are also our employees or who are otherwise affiliated with us for their service on our Board.

The compensation program for our non-employee directors is designed to achieve three goals: (1) fairly compensate directors for their service to the Company given its size and the complexity of its operations and structure; (2) align the directors’ interests with the long-term interests of our shareholders; and (3) incentivize the directors to continue to serve as board members. We use the following compensation elements as tools to reward and retain our non-employee directors:

•	Board Service — Each non-employee director receives an annual fee equal to $100,000, payable semi- annually (generally paid in June and December).

•	Committee Service — Each non-employee director receives an annual fee equal to $10,000 for committee service, and the chairs of the Audit Committee, Compensation Committee, and Nominating, Corporate Governance and Conflicts Committee receive annual fees of $30,000, $15,000 and $15,000, respectively (generally paid in December).

•	Annual Stock Grant — Each non-employee director receives an annual stock grant equal to $100,000. The shares are granted on the day immediately preceding our annual shareholder meeting, provided that the director is serving on the Board as of that date.

At the option of the director, the fees described above may be paid in Class A shares, based on the value of our Class A shares on the date prior to issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We encourage our non-employee directors to own at least a minimum amount of Class A shares. We also reimburse our non-employee directors for the expenses they incur in connection with their Board service.

Non-Employee Director Compensation Table

The following table provides additional information on the compensation we paid to our non-employee directors in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
David B. Barry	—	219,992	219,992
Richard N. Haass(3)	15,774	—	15,774
Douglas L. Jacobs	140,000	99,996	239,996
Michael G. Rantz(4).	—	336,293	336,293
George W. Wellde, Jr.	—	239,995	239,995

(1)	The amounts in this column reflect: (i) the grant date fair value (computed in accordance with FASB ASC Topic 718) of each non-employee director’s stock grants with respect to 2015, and (ii) with respect to Messrs. Barry, Rantz and Wellde, the fair value of shares each received in lieu of cash as compensation for his board service. For a summary of the assumptions made in the valuation of the stock grants, please see Note 8 of our audited consolidated financial statements contained in our 2015 10-K.
(2)	The number of Class A shares granted to each director is detailed in the table below. Class A shares granted with respect to compensation payable in December are usually delivered in January of the following year.
(3)	Mr. Haass resigned from the Board effective February 25, 2015.
(4)	Mr. Rantz was appointed to our Board effective July 29, 2015.

Stock Awards to Non-Employee Directors

The number of Class A shares granted to each of our non-employee directors to date is detailed in the table below.

Name	Grant Date	Number of Stock Awards	Grant Date Fair Value ($)
David B. Barry	1/4/2016	13,752	69,998
	6/30/2015	6,849	49,998
	5/20/2015	12,594	99,996
	1/05/2015	8,631	69,997
	6/30/2014	6,720	49,997
	5/21/2014	14,347	99,999
	1/6/2014	8,121	70,003
	7/16/2013	7,622	50,000
	5/23/2013	14,184	100,000
	1/2/2013	15,251	70,002
	6/29/2012	14,837	50,001
	5/23/2012	32,895	100,001
	1/3/2012	20,290	70,000
	6/30/2011	10,374	50,003
	5/23/2011	19,305	100,000

Douglas L. Jacobs(1)	5/20/2015	12,594	99,996
	5/21/2014	14,347	99,999
	5/23/2013	14,184	100,000
	5/23/2012	32,895	100,001
	5/23/2011	19,305	100,000
	6/7/2010	28,409	100,000
	2/9/2007	16,216	300,000

George W. Wellde, Jr.(2)	1/4/2016	17,682	90,001
	6/30/2015	6,849	49,998
	5/20/2015	12,594	99,996
	1/5/2015	11,097	89,997
	6/30/2014	6,720	49,997
	5/21/2014	14,347	99,999
	1/6/2014	10,441	90,001
	7/16/2013	7,622	50,000
	5/23/2013	14,184	100,000
	1/2/2013	19,608	90,001
	6/29/2012	14,837	50,001
	5/23/2012	32,895	100,001
	1/3/2012	26,087	70,070
	6/30/2011	10,374	50,003
	5/23/2011	19,305	100,000
	1/3/2011	12,165	70,070
	6/30/2010	17,422	50,001
	6/7/2010	28,409	100,000
	1/7/2010	3,841	20,548
	8/4/2009	89,820	386,226

Michael G. Rantz(3)	1/4/2016	10,013	50,966
	7/29/2015	40,761	285,327

(1)	Mr. Jacobs was granted a number of restricted Class A shares on February 9, 2007, equal in value to $300,000, based on a price per Class A share of $18.50, which was the price at which Class A shares were sold to the public in our initial public offering. These restricted shares vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2008, 2009 and 2010. Dividends are payable on these shares (including during the restricted period).
(2)	Mr. Wellde was granted 89,820 restricted Class A shares on the date he joined the Board in 2009, equal in value to $300,000, based on a price per Class A share of $3.34, as determined based upon the average closing price of the Company’s Class A shares over the 30-trading-day period preceding August 4, 2009. These restricted shares vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2010, 2011 and 2012. Dividends are payable on these shares (including during the restricted period).
(3)	Mr. Rantz was granted 40,761 restricted Class A shares on the date he joined the Board in 2015, equal in value to $300,000, based on a price per Class A share of $7.36, as determined based upon the average closing price of the Company’s Class A shares over the 30-day-trading period preceding July 29, 2015. These restricted shares vest in two equal increments on the anniversary of his appointment in each of 2016 and 2017 (provided that Mr. Rantz is still serving as of the applicable vesting date). Dividends are payable on these shares (including during the restricted period).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised of three independent directors, operates pursuant to a written charter, which was adopted in February 2007 and amended in April 2013. The charter is available at http://www.fortress.com under “Public Shareholders — Corporate Governance.”

The Compensation Committee is primarily responsible for reviewing, approving and overseeing the Company’s compensation plans and practices and works with management to establish the Company’s executive compensation philosophy and programs. The members of the Committee at the end of the 2015 fiscal year were George W. Wellde, Jr. (Chair), Douglas L. Jacobs and Michael G. Rantz.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

George W. Wellde, Jr., Chair

Douglas L. Jacobs

Michael G. Rantz

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed Fortress’s audited consolidated financial statements as of and for the year ended December 31, 2015, and discussed these financial statements with Fortress’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Fortress’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Fortress’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 16 (Communication with Audit Committees) and other matters the Committee deemed appropriate.

Fortress’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence.” Rule 3526 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Fortress is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Fortress’s Board that the audited financial statements be included in Fortress’s Annual Report on Form 10-K for the year ended December 31, 2015. In addition, the Audit Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2016.

Respectfully submitted,

The Audit Committee

Douglas L. Jacobs, Chair

David B. Barry

George W. Wellde, Jr.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Prior to the completion of our initial public offering in February 2007, our Board adopted a Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy (as amended in April 2015). Pursuant to the terms of the Related Person Policy, the Nominating, Corporate Governance and Conflicts Committee of our Board must review and approve in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by such committee to cover specific categories of transactions, including the guidelines described below. All Related Persons (defined below) are required to report to our legal department any such related person transaction prior to its completion and the legal department will determine whether it should be submitted to the Nominating, Corporate Governance and Conflicts Committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its consolidated subsidiaries (that is, not including the Fortress Funds) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Policy provides that the following transactions shall be deemed pre-approved by the Nominating, Corporate Governance and Conflicts Committee, even if the aggregate of any one or more of such transactions exceeds $120,000: (1) any investment by a Related Person in a private investment fund or other private collective investment vehicle managed by us or any of our subsidiaries or affiliates with respect to which management and incentive fees are waived (partially or in full), so long as it is not in violation of such fund’s organizational documents; (2) any investment by a Related Person in an offering of securities of an issuer (other than securities of an entity covered by clause (1) above) controlled or managed by us or any of our subsidiaries or affiliates; (3) any other investment by a Related Person or any other transaction arrangement or relationship in which a Related Person participates so long as such investment, transaction, arrangement or relationship is also generally available to our senior employees; and (4) any entry of investment funds or publicly traded permanent capital vehicles into management or similar or related agreements with the Company or any of its subsidiaries or affiliates, or amendments thereto, in which a Related Party may have a material interest.

A “Related Person,” as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner or any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Related Party Transactions

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Formation Transactions

Prior to December 31, 2009, our business was conducted by Fortress Operating Entity I LP and certain of its predecessors by merger (the “Operating Entities”) and Principal Holdings I LP (“Principal Holdings”) (the

Operating Entities together with Principal Holdings, the limited partnerships through which we conduct our business and hold our principals investments, are referred to herein as the “Fortress Operating Group”), which collectively manage the Fortress Funds. Fortress Investment Group LLC was formed as a Delaware limited liability company for the purpose of completing the Nomura transaction, our initial public offering and the related transactions in order to carry on our business as a publicly-traded entity. As a result of the Nomura transaction and the transactions contemplated by our initial public offering, Fortress Investment Group LLC acquired control of the Fortress Operating Group and, as of December 31, 2015, held approximately 56.1% of the FOG units.

On December 18, 2006, the principals entered into a securities purchase agreement with Nomura Investment Managers U.S.A., Inc., a Delaware corporation (“Nomura”), whose ultimate parent is Nomura Holdings, Inc., a Japanese corporation. On January 17, 2007, Nomura completed the transaction by purchasing 55,071,450 Class A shares of the Company for $888 million and the Company in turn purchased 55,071,450 Fortress Operating Group limited partnership units, which represented 15% of Fortress Operating Group’s economic interests, from the principals for $888 million (the foregoing transactions, collectively, the “Nomura transaction”).

In connection with the closing of the Nomura transaction, we formed FIG Corp., as a Delaware corporation, and FIG Asset Co. LLC, as a Delaware limited liability company, our two wholly-owned intermediate holding companies. In connection with the consummation of our initial public offering, we completed the following transactions:

•	we granted rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without “cause,” in accordance with certain procedures, or otherwise the ability to exert control over the fund, which resulted in our deconsolidation of these funds as of March 31, 2007;

•	we issued Class A shares to Nomura for net proceeds of $888.0 million (as described above);

•	FIG Corp. and FIG Asset Co. LLC (on behalf of any affiliated corporation) entered into a tax receivable agreement with our Principals, as described below;

•	we entered into an employment agreement with each of our Principals;

•	we entered into an investor shareholder agreement with Nomura, as described below;

•	we issued Class A shares in our initial public offering for net proceeds of approximately $652.7 million; and

•	we entered into a shareholders agreement between the Company with our Principals (the “Shareholders Agreement”), as described below, and our Principals entered into the principals agreement.

We refer to the foregoing collectively as the “Transactions.”

As a result of the Transactions:

•	Fortress Investment Group LLC is a holding company, and our primary assets are our indirect controlling general partner interest in the Fortress Operating Group and our FOG units, held through the intermediate holding companies;

•	our Principals acquired a majority of the FOG units and all of our Class B shares;

•	FIG Corp. or FIG Asset Co. LLC, as applicable, became the sole general partner of each of the entities that constitute the Fortress Operating Group. Accordingly, we operate and control the business of the Fortress Operating Group and its subsidiaries; and

•	net profits, net losses and distributions of the Fortress Operating Group were allocated and made to its unitholders, on a pro rata basis in accordance with their respective FOG units.

The remaining Transactions collectively comprise the reorganization pursuant to which the Principals, Nomura and the public acquired 100% of our outstanding Class A and Class B shares and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest in the Fortress Operating Group and our FOG units.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into the Shareholders Agreement with our Principals. The Shareholders Agreement, as amended, provides the Principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our Board as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the Principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our Board shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of Principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such Principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly- owned subsidiaries or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action to effect the following:

•

so long as the Principals and their permitted transferees beneficially own: (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have six designees on the Board; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have five designees on the Board; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have four designees on the Board; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have two designees on the Board; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the Board shall have no obligation to nominate any individual that is designated by the Principals.

Registration Rights

Demand Rights. We have granted to the Principals registration rights that allow them at any time to request that we register the resale, under the Securities Act, of an amount of shares that they own representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which all Principals that held “piggyback” rights (as described below) were given the opportunity to sell shares and which offering included at least 50% of the shares collectively requested by the Principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the principal shall also have “piggyback” registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration. We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions.

We will pay all expenses incident to our performance under the Shareholders Agreement, and the Principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds and credit private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The Principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our Principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of our initial public offering, the Principals entered into an exchange agreement (the “Exchange Agreement”) with us, under which, at any time and from time to time, each principal (and each other party to the agreement) has the right to exchange a number of FOG units (i.e., a limited partner interest in each Fortress Operating Group entity) together with the corresponding Class B shares for an equal number of Class A shares. Upon an exchange of a Fortress Operating Group unit, the corresponding Class B share is cancelled and our interest in the Fortress Operating Group increases by the number of units exchanged. As a result of an amendment and restatement of this agreement in March 2011, a former senior employee, who is not a principal and who then owned RPUs that were convertible into FOG units, was added as a party.

Expense Allocation Agreement

We have entered into an expense allocation agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

As described above, at any time and from time to time, each owner of a Fortress Operating Group unit has the right to exchange each of his FOG units (together with a corresponding Class B share) for one of our Class A shares in a taxable transaction. Certain of the Fortress Operating Group entities have made and others may make an election under Section 754 of the Internal Revenue Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of FOG units from the Principals, such as in the Nomura transaction, also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our Principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his FOG units in a tax-free transaction.

Decisions made by the Principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the Internal Revenue Service (the “IRS”) to challenge a tax basis increase, our Principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our Principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our Principals could be material in amount. However, our Principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the Principals under the tax receivable agreement is, by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•	The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•	The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his FOG units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of a portion of the Principals’ FOG units as part of the Nomura and three other transactions resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $914.7 million. As of March 31, 2016, we have made payments of principal and interest pursuant to the terms of the tax receivable agreement to the Principals in an aggregate amount of approximately $157.2 million. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Nomura

Upon consummation of the sale of Class A shares in connection with the Nomura transaction, we entered into an investor shareholder agreement with Nomura. The investor shareholder agreement provided Nomura with certain rights with respect to the designation of a nominee to serve on our Board or an observer to attend meetings of our Board, as well as registration rights for our securities that it owns, and placed certain restrictions on actions that Nomura may take with respect to us and our securities. On February 13, 2014, pursuant to a purchase agreement, we acquired all of Nomura’s 60,568,275 Class A shares for an aggregate purchase price of $363.4 million (or $6.00 per shares) paid in cash. All of the purchased Class A shares were cancelled and ceased to be outstanding. As part of the purchase agreement, we agreed for each year until the third anniversary of the agreement to engage Nomura and its affiliates to provide certain financial advisory and financing services or pay Nomura annual sums, in lieu thereof, equal to the difference, if any, between $12 million minus all fees earned or received by Nomura for services provided to Fortress and its affiliates during such year. Pursuant to this arrangement, the Company paid Nomura $9.7 million and $10.6 million in 2015 and 2016, respectively.

Affiliated Manager

On January 5, 2015 (the “transfer date”), Adam Levinson, Chief Investment Officer of the Graticule Asia Macro Funds (“GAMF”), formerly known as the Fortress Asia Macro Funds, transitioned GAMF and related managed accounts, including GAMF employees, into an autonomous asset management business called Graticule Asset Management Asia, L.P. (together with its affiliates, “Graticule”), with the Company as a non-control partner and provider of infrastructure services. The Company retained a minority interest in Graticule, including economics generated by Graticule and other funds introduced in the future. This economic interest will be approximately 30% of earnings in 2015 and 2016, and will decline to approximately 27% over time. The Company recorded the results of this transaction at fair value. During the year ended December 31, 2015, the Company recorded a non-cash gain of $134.4 million, non-cash expense of $101.0 million related to the fair value of the controlling interest in Graticule transferred to Graticule for no consideration and $33.4 million from its resulting retained interest as an equity method investment. For additional information, see Note 1 of our audited consolidated financial statements in the 2015 10-K.

Graticule reimbursed the Company a total of $15.5 million for expenses it incurred with respect to compensation or employment of GAMF employees for the period between January 1, 2014 and the transfer date. Graticule also reimbursed the Company $350,000 for third-party fees and expenses in connection with the transactions described above. On the transfer date, Mr. Levinson also received a $3.0 million payment from the Company.

So long as it is an equity owner of the Graticule business, the Company has the right to appoint one member to its board. In addition, the Company has certain tag along, right of first refusal and drag along rights with respect to transfers of interests in a Graticule business entity by Mr. Levinson or his affiliates, as well as certain veto rights relating to organizational documents and corporate actions. In addition, on the transfer date, the Company entered into an arrangement with Mr. Levinson pursuant to which he will continue to provide specified portfolio management services covering certain managed accounts and will be compensated based on a percentage of profits. In 2015, Mr. Levinson received $732,167 as compensation for providing portfolio management services to these managed accounts. With the closing of the Fortress Macro funds, such managed accounts were transferred to Graticule for no consideration and therefore the compensation arrangements with Mr. Levinson for these services were terminated effective December 31, 2015. The Company also entered into an infrastructure support agreement with Graticule pursuant to which the Company provides infrastructure support services, including technology and back office services, to Graticule for a reasonable and customary fee. In 2015, the Company received $16.3 million in fees for the provision of these services. In May 2015, Graticule notified the Company of its intention to terminate the infrastructure services agreement effective at the end of May 2016. The Company will continue to earn fees for providing services to Graticule through the effective date of termination.

In February 2016, the Company entered into an agreement with Graticule for the sale of certain software and technology assets for $1.7 million, payable in one initial installment of $1.1 million at closing and a second installment of $550,000 on the first anniversary of the closing (which may be increased to $1.1 million subject to certain conditions).

Share and Unit Repurchase

Michael E. Novogratz, a principal, officer and director of the Company retired effective January 2016. In November 2015, the Company purchased from Mr. Novogratz 56.8 million FOG units and corresponding Class B shares at $4.50 per share, or an aggregate purchase price of $255.7 million. In connection with this purchase, the Company paid $100.0 million of cash in November 2015 and issued a $155.7 million promissory note, of which one half of the principal amount matures in November 2016 and the remainder in November 2017.

Other Related Party Transactions

Fortress generally bears overhead, administrative and other expenses for, and may provide certain other services to Fortress Funds for which they are not reimbursed. Fortress has also entered into cost sharing arrangements with certain Fortress Funds, including market data services and subleases of certain of its office space. Fortress pays these costs directly and is reimbursed by the related Fortress Funds. For the year ended December 31, 2015, other revenues in Fortress’ financial statements included approximately $5.5 million of revenues from affiliates, primarily interest and dividends. In addition, Fortress received $237.2 million of expense reimbursements from affiliates during the year ended December 31, 2015, including $11.2 million from a fund in which two of our Principals are the primary equity investors pending the third party capital raising process. As of December 31, 2015, amounts due from Fortress Funds recorded in due from affiliates in Fortress’s financial statements included $38.6 million of past due management fees and $11.0 million of private equity general and administrative expenses advanced on behalf of a certain Fortress Fund. As of December 31, 2015, the Company also has past due amounts of $12.2 million in management fees and $6.8 million in private equity general and administrative expenses due from another Fortress Fund which has been fully reserved by Fortress.

From time to time, we may advance amounts for short periods, or provide indemnification or guarantees to counterparties, on behalf of affiliates, typically in connection with the development and launch of new sponsored investment funds or vehicles or the financing of such funds or vehicles. In such cases, we may or may not charge interest to these affiliates. In 2015, we waived $1.6 million of interest owed from private equity funds related to management fees paid in arrears. One of our indirect subsidiaries acts as the loan origination platform for certain Fortress Funds. In this respect, it holds commercial lending licenses in various states and receives nominal fees for its loan origination duties.

Fortress Funds and/or their portfolio companies have engaged in a number of related party transactions. None of the Company, Fortress Operating Group or any of our investment management subsidiaries was a party to any of these transactions.

•	Certain of our portfolio companies and Fortress Funds are co-owned by, have merged with or have engaged in transactions (including loans) with other portfolio companies and Fortress Funds. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds, and transactions between portfolio companies take advantage of synergies between these entities.

•	In some instances, portfolio companies have entered into contracts with other portfolio companies or with certain of our equity method investees to provide services to, or receive services from, these entities, including asset management, consulting and loan servicing. These contracts were entered into because the entity providing the service possessed relevant expertise.

Our employees and directors, including the Principals and other senior employees, may also serve as directors and officers of the permanent capital vehicles and portfolio companies. Our employees and directors are permitted to participate in these entities as well as other Fortress Funds by investing in these funds alongside non-employee third party investors. Many of our employees and directors, including the Principals, other executive officers and senior employees, have invested in these funds. From time to time, Fortress may extend loans to non- executive officer employees, including in situations where employees serve as portfolio managers of Fortress Funds, to facilitate such employees’ investments in such funds and for other purposes. Outstanding advances (including principal and accrued interest) totaled $12.6 million as of December 31, 2015. In many cases, investment in Fortress Funds is limited by law to individuals who qualify under applicable legal regimes. These funds generally do not require employees or directors to pay management fees and do not deduct incentive fees or “carried interest” from the funds’ distributions to these employees. In order to facilitate investments by the Principals in Fortress Funds, our Board of Directors has agreed that such fees may not be charged or deducted on their investments after the termination of their employment. In addition, certain of our executive officers from time to time invest their personal funds directly in affiliates of our funds on the same terms and with the same conditions as the other investors in these affiliates, who are not our directors, executive officers or employees.

Distributions to our executive officers and one former senior employee who is the beneficial owner of more than 5% of our shares (or persons or entities affiliated with them) of profits earned on investments made by, and other income from, any Fortress Fund for which amounts that were distributed (including return of capital invested by such directors or officers) to or, in the case of hedge funds, that could have been withdrawn from the current year profits by such director or officer in 2015 were in aggregate, as follows: Mr. Bass — $147,482, Mr. Briger — $31,414,615, Mr. Brooks — $44,498, Mr. Edens — $14,094,792, Mr. Nardone — $13,143,845, Mr. Novogratz — $12,803,159 and Mr. Levinson — $6,316,881. In 2015, the return of capital invested by such persons in such Fortress Funds over several years was as follows: Mr. Bass — $101,157, Mr. Briger —$11,631,172, Mr. Brooks — $35,679, Mr. Edens — $12,325,809, Mr. Nardone — $11,348,666, Mr. Novogratz — $7,740,590 and Mr. Levinson — $914,487.

Certain Fortress subsidiaries may, from time to time, be required to pay taxes to various tax jurisdictions on behalf of its members, which include the Principals and other senior employees. These taxes are subject to reimbursement from the members and are collected periodically. The amount subject to reimbursement aggregated $3.2 million as of December 31, 2015.

From time to time, employees of Fortress mutually agree with Fortress to terminate their employment in order to accept employment opportunities at the Fortress Funds, Portfolio Companies, or other affiliates. To the extent these former employees had been granted RSUs by Fortress, they are generally permitted to continue vesting in these RSUs pursuant to their original vesting terms as long as they remain employed by an affiliate.

In March 2012, as a result of the repeal of the exemption from registration under the Investment Advisers Act of 1940 for family offices, Fortress hired the personnel of the Principals’ family offices and entered into investment management agreements with the family offices. Pursuant to these agreements, these individuals work solely on the Principals’ personal financial matters, and the Principals reimburse Fortress for their compensation, benefits and other incremental expense attributable to them. The total amount of such expenses, along with reimbursements by a Principal for similar time spent by employees on affiliated businesses, was $5.2 million in 2015.

Two of the Principals indirectly owned aircraft that Fortress charters from a third-party aircraft operator for business purposes in the course of operations. Fortress and/or the Fortress Funds, depending on the purposes of the trip, pay market rates for the charters. These amounts totaled $2.6 million and $0.6 million in 2015 for each Principal. The operators remit a portion of these amounts to the Principals.

Please also see Note 7 of our audited consolidated financial statements in the 2015 10-K.

Fortress Operating Group Limited Partnership Agreements and Our Operating Agreement

Operating Agreement of Fortress Investment Group LLC

Organization and Duration

The Company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, was subsequently renamed Fortress Investment Group LLC on February 1, 2007 and will remain in existence until dissolved in accordance with our Operating Agreement.

Relationship with Fortress Operating Group Entities

Under our Operating Agreement, we must receive the consent of the Principals (who, together with one former senior employee, own all of our Class B shares) before engaging in the following actions:

•	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our Operating Agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our Operating Agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the Shareholders Agreement or the Exchange Agreement and (h) any activities incidental to the foregoing;

•	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the Company or any of its subsidiaries;

•	owning any assets other than permitted equity interests, permitted indebtedness and such cash and cash equivalents as the Board deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our Operating Agreement;

•	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

•	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;

•	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;

•	effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the Company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the Company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;

•	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;

•	permitting any Fortress Operating Group entity to issue any equity securities to the Company or any of its subsidiaries unless each other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;

•	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the Company;

•	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the Exchange Agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and

•	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our Operating Agreement.

Duties of Officers and Directors

Our Operating Agreement does not expressly modify the duties and obligations owed by officers and directors under the Delaware General Corporation Law (the “DGCL”). However, there are certain provisions in our Operating Agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for: (1) breach of duty of loyalty to us or our shareholders; (2) intentional misconduct, knowing violations of the law or acts or omissions that are not done in good faith; (3) improper redemption of stock or declaration of a dividend; or (4) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our Principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our Board shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the Board to us or our shareholders, if such resolution or course of action is (1) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (2) approved by shareholders holding a majority of our shares that are disinterested parties, (3) on terms no less favorable than those generally provided to or available from unrelated third parties, or (4) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt Board members from claims of breach of fiduciary duty under such circumstances.

Expansion of Board of Directors

Our Operating Agreement provides that the number of directors which shall constitute the whole Board shall be determined from time to time by resolution adopted by a majority of the Board then in office, provided that, for so long as our Principals shall have the right to designate nominees to the Board under the Shareholders Agreement, the number of directors may not be increased without the consent of the Principals.

Investing in FIG Asset Co. LLC

Our Operating Agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our Operating Agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the Operating Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our Board. To adopt a proposed amendment, our Board is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our Board that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;

•	change the term of existence of our Company; or

•	give any person the right to dissolve our limited liability company other than our Board’s right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our Operating Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval. Our Board may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;

•	the merger of our Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our Board determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our Board determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our Board or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our Board determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our Operating Agreement to be made by our Board acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;

•	any amendment that our Board determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our Board determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our Board relating to splits or combinations of shares under the provisions of our Operating Agreement; or

•	are required to effect the intent expressed in the registration statement filed in connection with our initial public offering, or the intent of the provisions of our Operating Agreement, or are otherwise contemplated by our Operating Agreement.

The IRS could challenge the Trust’s manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Anti-Takeover Effects, Our Operating Agreement

Our Operating Agreement provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our Board as well as to propose actions to be taken at an annual meeting.

Amended and Restated Agreement of Limited Partnership of the Fortress Operating Group Entities

Each of the amended and restated partnership agreements for the Operating Entities was entered into by FIG Corp. as the general partner and the Principals as limited partners, and the amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the Principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (1) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (2) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to the Operating Entities and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp. and the Principals and the former senior employee and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in the other Operating Entities on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (3) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC and the Principals and the former senior employee and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (4) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (i) in the case of an issuance of Class A shares, Class A common units, and (ii) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (5) in the event of any subsequent transaction involving such Fortress equity securities (including a share split, a combination, a distribution of additional Fortress equity securities, a conversion, redemption or exchange of such

Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying or reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (1) transfer units pursuant to the Exchange Agreement or exchange letter agreement among FIG Corp. and the Principals, (2) transfer units to a permitted transferee of such partner or (3) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without “cause.” Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (1) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (2) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class and (3) the consent rights of the Principals may not be amended without the written consent of the Principals that hold a majority of the Class B common units then owned by all Principals and their permitted transferees.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Operating Agreement against (1) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (2) any liability pursuant to a loan guarantee, or otherwise, for any of Fortress’s indebtedness and (3) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Operating Agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

PROPOSAL NUMBER TWO

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

The Audit Committee Charter, as well as Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3(b)(2) under the Exchange Act and the related NYSE listing standards, each require that the audit committee shall be directly responsible for the appointment and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the listed issuer. In accordance with these requirements, the Audit Committee and the Board recommend that the shareholders ratify the appointment of the firm of Ernst & Young LLP, independent registered public accounting firm (“EY”), to be the Company’s independent registered public accounting firm for the fiscal year 2016. EY was the Company’s independent registered public accounting firm for 2015. Before selecting EY, the Audit Committee carefully considered EY’s qualifications as the independent registered public accounting firm for Fortress. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with EY in all of these respects. The committee’s review included inquiry concerning any litigation involving EY and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of EY to perform services for Fortress is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of EY, and EY reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves EY’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Fortress and EY. The Audit Committee also reviews and discusses with EY their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year. Representatives of EY will be available to answer questions at the Annual Meeting and are free to make statements during the Annual Meeting.

The Board recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees. In connection with the audit of the 2015 financial statements, Fortress entered into an engagement letter with EY which set forth the terms by which EY has performed audit services for Fortress.

The following summarizes EY’s fees for professional services rendered in 2015 and 2014.

	2015	2014(1)
Audit Fees(2)	$5.7 million	$6.0 million
Audit-Related Fees(3)	$0.9 million	$1.0 million
Tax Fees(4)	$1.1 million	$1.1 million
All Other Fees	—	—

(1)	Does not include amounts paid directly by previously consolidated subsidiaries that were deconsolidated retrospectively in connection with the Company’s adoption of ASU 2015-02, Consolidation (Topic 810) —Amendments to the Consolidation Analysis.
(2)	Includes fees for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits and supplemental regulatory filings.
(3)	Primarily consists of fees for accounting consultations about the application of generally accepted accounting principles.
(4)	Represents fees related primarily to assistance with tax compliance matters, including international, federal and state tax returns preparation and various related consultations.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee pursuant to the Sarbanes-Oxley Act of 2002. The fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

Of the fees set forth in the table above, none of the “Audit Related Fees,” none of the “Tax Fees” and none of the “All Other Fees” were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to EY during the fiscal year in which the services are provided, (2) such services were not recognized by the Company at the time of the engagement to be non-audit services and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

PROPOSAL NUMBER THREE

APPROVAL OF THE FORTRESS INVESTMENT GROUP LLC

2016 OMNIBUS EQUITY INCENTIVE PLAN

(Item 3 on Proxy Card)

Introduction

The Board adopted the Fortress Investment Group LLC 2016 Omnibus Incentive Plan, referred to as the 2016 Plan, on April 6, 2016, subject to approval by our shareholders at the 2016 Annual Meeting of Shareholders. The 2016 Plan will become effective as of May 19, 2016 if shareholder approval is received at the 2016 Annual Meeting of Shareholders and will not become effective if such shareholder approval is not received.

We currently maintain the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan, referred to as the 2007 Plan, which provides for the issuance of equity-based awards in various forms. The 2007 Plan will expire by its terms on February 1, 2017, which we expect will be prior to our annual meeting of shareholders in 2017, such that approval of the 2016 Plan at the 2016 Annual Meeting of Shareholders is necessary to ensure that we can continue to make future grants of equity-based awards to our employees and directors. Any awards that are outstanding under the 2007 Plan at the time it expires will remain outstanding and will continue to vest subject to the terms and conditions of the 2007 Plan and the applicable award agreements. In 2015, we granted awards under the 2007 Plan covering 11,512,578 Class A shares.

If our shareholders vote to approve the 2016 Plan, 57,260,160 Class A shares will initially be available for grants of equity awards thereunder, subject to annual increases during the term of the 2016 Plan as described below. The initial share reserve under the 2016 Plan represents the same number of Class A shares as were available for the issuance of future awards under the 2007 Plan as of the Record Date. We will not make any further grants of awards under the 2007 Plan after the 2016 Annual Meeting of Shareholders if the 2016 Plan is approved by our shareholders at that meeting.

As of the Record Date, the closing price of our Class A shares on the NYSE was $4.78.

Rationale for Adoption of the 2016 Plan

Grants of restricted share units and other share-based awards to our employees and directors are an important part of our long-term incentive compensation program, which we use in order to strengthen the commitment of such individuals to the Company, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company.

The 2007 Plan, which is the only plan pursuant to which we currently grant equity-based awards, will expire by its terms on February 1, 2017, which we expect will be prior to our annual meeting of shareholders in 2017. If the adoption of the 2016 Plan is not approved by our shareholders at the 2016 Annual Meeting of Shareholders, we will be unable to issue grants of equity-based awards to our employees and directors as of February 1, 2017. We are therefore requesting that our shareholders vote to approve the adoption of the Plan at the 2016 Annual Meeting of Shareholders in order to ensure that we can continue to adequately incentivize our employees and directors in the future.

Historical Annual Share Usage

While equity-based awards are an important part of our long-term incentive compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in granting equity-based awards.

Overhang. As of the Record Date, we had approximately 74,957,107 Class A shares subject to outstanding awards or available for future awards under the 2007 Plan, which represented approximately 18.6% of our fully diluted Class A shares outstanding (including all FOG Units, each of which is (together with a corresponding Class B share) exchangeable into a Class A share), such percentage referred to as overhang percentage. Since we are requesting that our shareholders initially approve 57,260,160 Class A shares for issuance under the 2016 Plan, which is the same number of Class A shares that were available for the issuance of future awards under the 2007 Plan as of the Record Date, the overhang percentage will not be increased as a result of the initial share reserve included in the 2016 Plan over the amount of shares available for future issuance under the 2007 Plan as of the Record Date.

However, the initial share reserve included in the 2016 Plan will represent an increase over the number of shares available for future issuance under the 2007 Plan as of the date of the 2016 Annual Meeting of Shareholders to the extent that we make any awards under the 2007 Plan between the Record Date and the date of the 2016 Annual Meeting of Shareholders. These awards will include, among other potential grants, annual stock grants made to our non-employee directors on the day immediately preceding the 2016 Annual Meeting of Shareholders. The total number of Class A shares relating to awards made during this period is not currently known, but is not expected to result in the initial share reserve under the 2016 Plan representing a material increase in the overhang percentage as of the Record Date.

Share Usage. The annual share usage under the 2007 Plan for the last three fiscal years was as follows:

		Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	Average
A	Total Class A Shares Granted During Fiscal Year	11,512,578	5,129,343	6,116,906	7,586,276
B	Basic Weighted Average Class A Shares Outstanding(1)	433,647,274	440,086,385	486,007,759	453,247,139
C	Burn Rate (A / B)	2.7%	1.2%	1.3%	1.7%

(1)	Includes all FOG Units, each of which is (together with a corresponding Class B share) exchangeable into a Class A share.

Description of the 2016 Plan

The following is a summary of the material terms of the 2016 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 2016 Plan, which is attached as Annex A to this Proxy Statement.

Types of Awards; Eligible Recipients. The 2016 Plan provides for the issuance of options, share appreciation rights (referred to as SARs), restricted shares, restricted share units, deferred shares, performance shares, unrestricted shares and other share-based awards to any employee, director, consultant or LLP member (as that term is used in the Limited Liability Partnerships Act 2000 (UK)) of, or any other individual engaged by, the Company or any subsidiary or affiliate who is selected to participate in the 2016 Plan. A total of approximately 1,145 individuals are eligible to receive awards under the 2016 Plan as of the Record Date.

Shares Available; Certain Limitations. A total of 57,260,160 Class A shares will initially be available for issuance under the 2016 Plan. The Class A shares reserved under the 2016 Plan will be increased on the first day of each fiscal year during the 2016 Plan’s term, beginning with the 2017 fiscal year, by the lesser of (x) the excess of (i) 15% of the number of outstanding Class A and Class B shares of the Company on the last day of the immediately preceding fiscal year over (ii) the number of Class A shares reserved and available for issuance under the 2016 Plan as of such date or (y) 60,000,000 shares. From and after such time as the 2016 Plan is subject to Section 162(m) of the Internal Revenue Code, the aggregate awards granted during any fiscal year to any single individual who is likely to be a “covered employee,” as defined under Section 162(m), may not exceed (i) 10,000,000 shares subject to options or SARs or (ii) 10,000,000 shares subject to other awards.

If any Class A shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of Class A shares to the participant, the Class A shares with respect to such award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for the grant of awards under the 2016 Plan.

Administration. The 2016 Plan will be administered by the Compensation Committee (the committee being sometimes referred to as the “plan administrator”). The plan administrator may interpret the 2016 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2016 Plan. The 2016 Plan permits the plan administrator to select the directors, employees, and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards, the performance goals and the vesting schedule applicable to awards, to determine the restrictions applicable to awards of restricted shares, restricted share units or deferred shares and the conditions under which such restrictions will lapse, and to amend the terms and conditions of outstanding awards. Notwithstanding the foregoing, the plan administrator may not take any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our shareholders.

Options. We may issue options under the 2016 Plan. The exercise price of all options granted under the 2016 Plan will be determined by the plan administrator, but may not be less than the fair market value of a Class A share on the grant date. The term of all options granted under the 2016 Plan will be determined by the plan administrator, but may not exceed ten years. Each option granted under the 2016 Plan will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable option award agreement.

Unless the applicable option award agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination, and then expire. Unless the applicable option award agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Any options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding options will expire at the commencement of business on the date of such termination.

Share Appreciation Rights. SARs may also be granted under the 2016 Plan. SARs may be granted either alone or in conjunction with all or part of any options granted under the 2016 Plan, so long as the Class A shares underlying the SARs are traded on an “established securities market” within the meaning of Section 409A of the Internal Revenue Code. The plan administrator will determine the number of Class A shares to be awarded, the price per share and all other conditions of SARs. The provisions of SARs need not be the same with respect to each participant. The plan administrator has sole discretion to determine the times at which SARs are exercisable, and the term of such rights.

Other Awards. Restricted shares, restricted share units, deferred shares, performance shares and other share-based awards may be granted under the 2016 Plan. The plan administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, restricted share units, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder; participants generally will not have any rights of a shareholder with respect to restricted share units and deferred shares. Subject to the provisions of the 2016 Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Other share-based awards under the 2016 Plan will include awards that may be denominated in or payable in, or valued in whole or in part by reference to, our Class A shares, including but not limited to distribution equivalents, Long Term Incentive Plan (“LTIP”) units or performance units, each of which may be subject to the attainment of performance goals, a period of continued employment or service, or other terms or conditions as permitted under the 2016 Plan. We may also grant unrestricted Class A shares under the 2016 Plan.

We may make awards in the form of LTIP units, which may be issued pursuant to a separate series of Fortress Operating Group units. LTIP units, which can be granted as free-standing awards or in tandem with other awards under the 2016 Plan, will be valued by reference to the value of our Class A shares, and will be subject to such conditions and restrictions as the plan administrator may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Class A shares corresponding to the LTIP award or other distributions from the Fortress Operating Group and the plan administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Class A shares or LTIP units. The LTIP units granted under the 2016 Plan, subject to such terms and conditions as may be determined by the plan administrator in its sole discretion, including, but not limited to the conversion ratio, may be exchanged for Class A shares in accordance with the terms of the Fourth Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, as it may be amended from time-to-time.

LTIP units may be structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with the Fortress Operating Group units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with the units and therefore accrete to an economic value for the participant equivalent of such units. Ordinarily, we anticipate that each LTIP unit awarded will be equivalent to an award of one Class A share reserved under the 2016 Plan, thereby reducing the number of Class A shares available for other equity awards on a one-for-one basis. However, the plan administrator has the authority under the 2016 Plan to determine the number of Class A shares underlying an award of LTIP units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the partnership agreements for Fortress Operating Group, Code, or Treasury Regulations, value accretion factors and conversion ratios.

Performance Goals. The vesting of awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code will be based upon one or more of the following business criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) distributable earnings or fund management distributable earnings; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (ix) operating expenses; (x) share price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) economic value created; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) Share price or total shareholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing performance goals shall not be required to be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Compensation Committee; provided that the Compensation Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Equitable Adjustments. In the event of any merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, distribution (whether in the form of cash, Shares, or other property), share split or reverse share split, combination or exchange of shares, other change in structure or declaration of a distribution (a “Change in Capitalization”), in each case which the plan administrator determines, in its sole discretion, affects the Class A shares such that an adjustment is appropriate, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Class A shares reserved for issuance under the 2016 Plan and the maximum number of Class A shares that may be subject to awards granted to any participant in any calendar or fiscal year, (ii) the kind, number and exercise price subject to outstanding options and SARs granted under the 2016 Plan, and (iii) the kind, number and purchase price of Class A shares subject to other outstanding awards granted under the 2016 Plan.

Equitable substitutions or adjustments shall also be made if the plan administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted under the 2016 Plan. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the plan administrator shall take such action as is necessary to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to, the cancellation of any outstanding award granted under the 2016 Plan in exchange for payment in cash or other property of the aggregate fair market value of the Class A shares covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any.

Change of Control. In the event that a “change of control” (as defined below) occurs while any award is outstanding, such outstanding award will generally be subject to the applicable treatment set forth in the award agreement governing such award.

For purposes of the 2016 Plan, a “change in control” means, in summary, (i) a person or entity becomes the beneficial owner of 50% or more of the Company’s voting power; (ii) an unapproved change in the majority membership of the Board; (iii) a merger or consolidation of the Company or any of its subsidiaries and immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not continue to represent a majority of the board of directors of the surviving entity or its ultimate parent or (B) the holders of the Company’s voting securities immediately prior to the merger or consolidation cease to hold at least 50% of the Company’s voting power; or (iv) shareholder approval of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company’s shareholders in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which shareholder of the Company immediately prior thereto continue to hold the same proportionate equity interest in the entity which owns all or substantially all of the assets of the Company immediately thereafter.

Tax Withholding. Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of the applicable amount of taxes required by law to be withheld with respect to any award granted under the 2016 Plan. If cash is to be delivered in respect of an award, the Company has the right to deduct any such taxes from the payment otherwise due to the participant and if Class A shares are to be delivered in respect of an award, the Company has the right to require the participant to remit an amount of cash sufficient to satisfy the withholding requirements. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of Class A shares or by delivering already owned unrestricted Class A shares, in each case, having a value equal to the minimum amount of taxes required to be withheld and applied to the tax obligations (or such other amount as may be permitted by applicable law and accounting standards). The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award granted under the 2016 Plan.

Amendment and Termination of the 2016 Plan. The 2016 Plan provides the Board with authority to amend, alter or terminate the 2016 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Shareholder approval of any such action will be obtained if required to comply with applicable law.

2016 Plan Term. The 2016 Plan will terminate on May 19, 2026, although awards granted before that time will remain outstanding in accordance with their terms.

New Plan Benefits

It is not possible to determine at this time the exact benefits or amounts to be received under the 2016 Plan by our employees or directors because such awards are subject to the discretion of the plan administrator.

Registration with SEC

We intend to file with the SEC a registration statement on Form S-8 covering the Class A shares issuable under the 2016 Plan.

US Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards under the 2016 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options. An optionee generally will not recognize taxable income upon the grant of an option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the Class A shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any Class A shares received upon exercise of an option will be the fair market value of the common shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Share Appreciation Rights. A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any Class A shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any Class A shares received upon exercise of a SAR will be the fair market value of the Class A shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares. A participant generally will not be taxed upon the grant of restricted shares, but rather will recognize ordinary income in an amount equal to the fair market value of the Class A shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Internal Revenue Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Internal Revenue Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Share Units and Deferred Shares. In general, the grant of restricted share units or deferred shares will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards. With respect to other awards granted under the 2016 Plan, including unrestricted shares and other share-based awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any Class A shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Section 162(m). To the extent applicable, Section 162(m) of the Internal Revenue Code denies a deduction for certain annual compensation in excess of $1,000,000 paid to individuals who are “covered employees” unless it qualifies as “performance-based compensation.” The plan administrator may make awards under the 2016 Plan to eligible participants who are covered employees (or to individuals whom the plan administrator believes may become covered employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent Section 162(m) is applicable to us. To qualify, the exercisability and/or payment of such awards must generally be subject to the achievement of performance criteria based upon one or more performance goals set forth in the 2016 Plan and to certification of such achievement in writing by the Compensation Committee. The performance criteria must be established in writing by that committee not later than the time period prescribed under Section 162(m) of the Internal Revenue Code.

The Board recommends that shareholders vote FOR the ratification of the adoption of the 2016 Plan.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, assert or defend legal claims, in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR NEXT YEAR’S ANNUAL MEETING

You may submit proposals for consideration at future shareholder meetings. Under the rules of the SEC, if a shareholder wants us to include a proposal under Rule 14a-8 in our Proxy Statement and form of proxy for presentation at our 2016 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 by December 10, 2016. The proposal should be sent to the attention of the Secretary of the Company.

Our Operating Agreement governs the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders but which are not to be included in the Company’s Proxy Statement for that meeting. Under our Operating Agreement, nominations for director or other business proposals to be addressed at our annual meeting of shareholders may be made by an eligible shareholder who has delivered a timely notice to the Company’s Secretary at the above address and otherwise meets the information and procedural requirements prescribed by our Operating Agreement. Such notice must be received no later than January 9, 2017 and no earlier than December 10, 2016, provided that if the annual meeting is called for a date that is more than 25 days before or after the anniversary of the previous year’s annual meeting, notice must be received no more than 10 days after the public announcement of the annual meeting date. Under the rules of the SEC, if we do not receive by January 9, 2017 proper notice with respect to any proposals outside of Rule 14a-8 that a shareholder wishes to have considered at next year’s Annual Meeting of Shareholders, such proposals will not be considered timely for purposes of Rule 14a-4(c) and the persons named as proxies in the proxy materials related to that meeting will have the right to use their discretion in voting on such proposals when they are raised at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2016

The Proxy Statement and Annual Report for the year ended December 31, 2015 are available at www.proxyvote.com.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel, and can also be accessed through our website at www.fortress.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel.

By Order of the Board of Directors,

David N. Brooks

Vice President, General Counsel and Secretary

ANNEX A

FORTRESS INVESTMENT GROUP LLC 2016 OMNIBUS EQUITY INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of this plan is the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan. The Plan was adopted by the Board (as hereinafter defined) on April 6, 2016, subject to approval by the shareholders of the Company (as hereinafter defined) at the annual shareholders’ meeting held on May 19, 2016. The purpose of the Plan is to provide additional incentive to selected employees, directors and Consultants (as hereinafter defined) of the Company, its Subsidiaries or Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may (or may cause a Participating Subsidiary or Affiliate to) grant (a) Options, (b) Share Appreciation Rights, (c) awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares or Other Share-Based Awards, or (d) any combination of the foregoing.

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Award” means individually or collectively, any Option, Share Appreciation Right, Restricted Share, Deferred Share, Performance Share, unrestricted Share or Other Share-Based Award granted under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e) A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment; (ii) the indictment or entering of a plea of nolo contendere for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by the Company (including any Subsidiary or Affiliate for whom the

Participant may be employed on a full-time basis at the time) or the Participant’s failure to comply with any of the restrictive covenants set forth herein; (v) the commission of any act that would result or which might reasonably be a substantial factor resulting in the termination of the Company (including any of its Subsidiaries or Affiliates) for cause under any of the Company’s (including any of its Subsidiaries’ or Affiliates’) management, advisory or similar agreements; (vi) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure, and (vii) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedy such failure no later than 10 days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vii)).

(h) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) distribution (whether in the form of cash, Shares, or other property), share split or reverse share split, (iii) combination or exchange of shares, (iv) other change in structure or (v) declaration of a distribution, which the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.

(i) “Class A Shares” means the Class A Shares of the Company.

(j) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(k) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the LLC Agreement, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(l) “Company” means Fortress Investment Group LLC, a Delaware limited liability company, and any successors thereto.

(m) “Consultant” means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary.

(n) “Deferred Shares” means the right to receive Shares at the end of a specified deferral period granted pursuant to Section 9 below.

(o) “Disability” means that a Participant (i) as determined by the Administrator in its sole discretion, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate of the Company.

(p) “Eligible Recipient” means an employee, director, Consultant, or LLP member (as that term is used in the Limited Liability Partnerships Act 2000(UK)) of, or any other individual engaged by, the Company, any Subsidiary or Affiliate, who has been selected as an eligible participant by the Administrator (and, in respect of whom, any reference to “employment” shall be interpreted as including a reference to the Eligible Recipient’s engagement, in any capacity (including, for the avoidance of doubt the status as a member of an LLP), as the case may require).

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

(r) “Exercise Price” means the per share price at which a holder of an award granted hereunder may purchase the Shares issuable upon exercise of such award.

(s) “Fair Market Value” as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Share or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or (ii) if the Share or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(t) “FOG” means the Fortress Operating Group.

(u) “FOG Unit” means a unit in the Fortress Operating Group, which represents one equity interest in each of the entities that comprise the Fortress Operating Group.

(v) “Fortress Operating Group” shall have the meaning assigned to it in the LLC Agreement.

(w) “LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Fortress Investment Group LLC, as amended from time to time.

(x) “LTIP Units” means awards issued with respect to a separate class of FOG Units, as more fully described in Section 10.

(y) “Non-Employee Director” means a director of the Company who is (i) not an officer or employee of the Company or of any Subsidiary and (ii) otherwise meets the definition of a Non-Employee Director for purposes of Rule 16b-3 of the Exchange Act.

(z) “Option” means an option to purchase Shares granted pursuant to Section 7 hereof.

(aa) “Other Share-Based Awards” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including but not limited to restricted share units, distribution equivalent rights, LTIP Units or performance units, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(bb) “Participant” means (i) any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 below, to receive grants of Options, Share Appreciation Rights, awards of Restricted Shares, awards of unrestricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards or any combination of the foregoing, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be and (ii) any Non-Employee Director who is eligible to receive Shares pursuant to Section 11 below.

(cc) “Participating Subsidiary or Affiliate” means any Subsidiary or Affiliate that has adopted the Plan.

(dd) “Partners” means those individuals who are designated from time-to-time by the Board as partners of Fortress Investment Group LLC.

(ee) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) distributable earnings; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (ix) operating expenses; (x) share price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) economic value created; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) Share price or total shareholder return; (xvii) cost targets, reductions and savings, productivity and efficiencies; (xviii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, investor satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xix) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall not be required to be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(ff) “Performance Shares” means Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.

(gg) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(hh) “Plan” means this Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan.

(ii) “Restricted Shares” means Shares subject to certain restrictions granted pursuant to Section 9 below.

(jj) “Retirement” means a termination of a Participant’s employment, other than for Cause, on or after attainment of age 65.

(kk) “Shares” means the Company’s Class A Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(ll) “Share Appreciation Right” means the right pursuant to an award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Share Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.

(mm) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of awards under the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”). The Plan is intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award, issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including any applicable regulations or guidance issued by the Secretary of the United States Treasury Department and the Internal Revenue Service with respect thereto.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Share Appreciation Rights, awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares, Other Share-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, awards of Restricted Shares, Deferred Shares, Performance Shares, Other Share-Based Awards or any combination of the foregoing granted hereunder (including, but not limited to, (i) the restrictions applicable to Awards and the conditions under which restrictions applicable to such awards shall lapse, (ii) the performance goals and periods applicable to awards of Performance Shares, (iii) the Exercise Price, if any, of Awards, (iv) the vesting schedule applicable to Awards, (v) the number of Shares subject to Awards and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5) to determine the Fair Market Value with respect to any Award;

(6) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting a termination of the Participant’s employment for purposes of Options granted under the Plan;

(7) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(8) to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan;

(9) to delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are traded; and

(10) to determine at any time whether, to what extent and under what circumstances and method or methods Awards may be settled by the Company, or any Participating Subsidiary or Affiliate. In the event of such determination, references to the Company shall be deemed to be references to the applicable Participating Subsidiary or Affiliate for purposes of the Plan as appropriate.

(c) Notwithstanding paragraph (b) of this Section 3, (i) the automatic, nondiscretionary grants of Shares shall be made to Non-Employee Directors pursuant to and in accordance with the terms of Section 11 below and (ii) neither the Board, the Committee nor their respective delegates shall have the authority to reprice (or cancel and regrant) any Option or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s shareholders.

(d) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary or Affiliate acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary or Affiliate acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan.

(a) Subject to Section 5 hereof, the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan (the “Share Limit”) shall be 57,260,160 subject to adjustment as provided herein, as increased on the first day of each fiscal year beginning in calendar year 2017 by a number of Class A Shares equal to the lesser of (x) the excess of (i) 15% of the number of outstanding Class A and Class B shares of the Company on the last day of the immediately preceding fiscal year over (ii) the number of Shares reserved and available for issuance under the Plan as of such date or (y) 60,000,000 Shares. From and after such time as the Plan is subject to Code Section 162(m), the aggregate Awards granted during any fiscal year to any single individual who is likely to be a “covered employee” as defined under Code Section 162(m) shall not exceed (i) 10,000,000 shares subject to Options or Share Appreciation Rights or (ii) 10,000,000 shares subject to Restricted Shares, Deferred Shares, Performance Shares, unrestricted Shares or Other Share-Based Awards. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company or an Affiliate or Subsidiary in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of Shares subject to outstanding awards of Restricted Shares, Deferred Shares, Performance Shares, unrestricted shares or Other Share-Based Awards granted under the Plan, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted hereunder. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator shall take such action as is necessary to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to, the cancellation of any outstanding award granted hereunder in exchange for payment in cash or other property of the aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding the foregoing, no such adjustment shall cause any Award hereunder that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

Except as set forth in Section 11 below, the Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients. Notwithstanding the foregoing, Non-Employee Directors shall be eligible for awards other than those set forth in Section 11, as determined by the Administrator from time to time.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of any Option shall not be less than 100% of the Fair Market Value of the Shares on the date of grant.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Shareholder. A Participant shall have no rights to distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of Section 15 hereof and, if requested, has given the representation described in paragraph (b) of Section 16 hereof.

(g) Transfers of Options. Except as otherwise determined by the Administrator, no Option granted under the Plan shall be transferable by a Participant other than by the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of an Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members, or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Agreement.

(h) Termination of Employment or Service.

(1) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary or Affiliate shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90-day period described in this Section 7(h)(1) shall be extended to one year after the date of such termination in the event of the Participant’s death during such 90-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company or any Subsidiary shall terminate on account of the Retirement, Disability, or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(i) Other Change in Employment Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator. The Administrator shall follow any applicable written policies of the Company (if any), including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.

Section 8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any other Award granted under the Plan (“Related Rights”), provided that, in each case, the Shares underlying the Share Appreciation Right is traded on an “established securities market” within the meaning of Section 409A of the Code. Related Rights may be granted either at or after the time of the grant of such Award. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made; the number of Shares to be awarded, the price per share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares than are subject to the Award to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Awards. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c) Exercisability.

(1) Share Appreciation Rights that are Free Standing Rights (“Free Standing Share Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) Share Appreciation Rights that are Related Rights (“Related Share Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Awards to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d) Payment Upon Exercise.

(1) Upon the exercise of a Free Standing Share Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the price per share specified in the Free Standing Share Appreciation Right (which price shall be no less than 100% of the Fair Market Value of such Share on the date of grant) multiplied by the number of Shares in respect of which the Free Standing Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Award. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to the excess of the Fair Market Value of a Share as of the date of exercise over the Exercise Price specified in the related Award (which price shall be no less than 100% of the Fair Market Value of a Share on the date of grant) multiplied by the number of Shares in respect of which the Related Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Awards that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash) to the extent that such settlement does not violate Section 409A of the Code.

(e) Non-Transferability.

(1) Free Standing Share Appreciation Rights shall be transferable only when and to the extent that an Award would be transferable under Section 7 of the Plan.

(2) Related Share Appreciation Rights shall be transferable only when and to the extent that the underlying Award would be transferable under Section 7 of the Plan.

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company, any Subsidiary or any Affiliate of a Participant who has been granted one or more Free Standing Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

(2) In the event of the termination of employment or service with the Company or any Subsidiary of a Participant who has been granted one or more Related Share Appreciation Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Share Appreciation Right shall be fixed by the Administrator, but no Free Standing Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

(2) The term of each Related Share Appreciation Right shall be the term of the Award to which it relates, but no Related Share Appreciation Right shall be exercisable more than ten years after the date such right is granted.

Section 9. Restricted Shares, Deferred Shares and Performance Shares.

(a) General. Awards of Restricted Shares, Deferred Shares or Performance Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Shares, Deferred Shares or Performance Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Deferred Shares or Performance Shares; the Restricted Period (as defined in paragraph (c) of this Section 9), if any, applicable to awards of Restricted Shares or Deferred Shares; the performance objectives applicable to awards of Restricted Shares, Deferred Shares or Performance Shares; and all other conditions of the awards of Restricted Shares, Deferred Shares and Performance Shares. The Administrator may also condition the grant of the award of Restricted Shares, Deferred Shares or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her shares of Restricted Shares, Deferred Shares or Performance Shares. The provisions of the awards of Restricted Shares, Deferred Shares or Performance Shares need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of awards of Restricted Shares, Deferred Shares or Performance Shares shall not have any rights with respect to any such award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 9, (i) each Participant who is granted an award of Restricted Shares or Performance Shares shall be issued a share certificate in respect of such shares of Restricted Shares or Performance Shares (or such other appropriate evidence of ownership as determined by the Administrator); and (ii) such certificate (or other evidence of ownership) shall be registered in the name of the Participant, and, if appropriate, shall bear a legend referring to the terms, conditions, and restrictions applicable to any such award.

The Company may require that the share certificates evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares or Performance Shares, the Participant shall have delivered a power of attorney, endorsed in blank, relating to the Shares covered by such award.

With respect to awards of Deferred Shares, at or following the expiration of the Restricted Period, share certificates in respect of such shares of Deferred Shares shall be delivered to the Participant, or his legal representative, in a number equal to the number of Shares covered by the Deferred Shares award.

(c) Restrictions and Conditions. The awards of Restricted Shares, Deferred Shares and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(1) Subject to the provisions of the Plan and the Restricted Shares Award Agreement, Deferred Shares Award Agreement or Performance Shares Award Agreement, as applicable, governing any such award, during such period as may be set by the Administrator commencing on the date of grant (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Shares, Deferred Shares or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as a director or Consultant to the Company or any Subsidiary or Affiliate, the Participant’s death or Disability.

(2) Except as may be provided in a Restricted Share Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares or Performance Shares during the Restricted Period. Except as may be provided in a Deferred Share Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Shares subject to awards of Deferred Shares during the Restricted Period. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Shares, Deferred Shares or Performance Shares except as the Administrator, in its sole discretion, shall otherwise determine.

(3) The rights of Participants granted awards of Restricted Shares, Deferred Shares or Performance Shares upon termination of employment or service as a director or Consultant to the Company or to any Subsidiary or Affiliate terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

Section 10. Other Share-Based Awards.

(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement, including, but not limited to, awards of LTIP Units, awards of restricted share units and awards that are valued in whole or in part by reference to Class A Shares, including awards valued by reference to book value, fair value or performance of a subsidiary, partner interests or FOG Units, including distribution equivalent rights and performance units. Other Share-Based Awards may be granted as free-standing awards or in tandem with other Awards under the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such Other Share-Based Awards for cash or other property as appropriate; provided that it determines, after consultation with its legal counsel and tax advisers, that such alternate settlement would be in the Company’s best interest.

(b) LTIP Units may be granted as free-standing awards or in tandem with other Awards under the Plan, and may be valued by reference to the Company’s Class A Shares, and will be subject to such other conditions and restrictions as the Administrator, in its sole and absolute discretion, may determine, including, but not limited to, continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. LTIP Unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number Class A Shares corresponding to the LTIP Unit or other distributions from FOG and the Administrator may provide in the applicable Award Agreement that such amounts (if any) shall be deemed to have been reinvested in additional Class A Shares or LTIP Units. The LTIP Units granted under the Plan, subject to such terms and conditions as may be determined by the Administrator in its sole and absolute discretion, including, but not limited to the conversion ratio, may be exchanged for Class A shares in accordance with the terms of the LLC Agreement. LTIP units may be structured as “profits interests,” “capital interests” or other types of interests for federal income tax purposes. The Administrator has the authority to determine the number of shares underlying an award of LTIP Units in light of all applicable circumstances, including performance-based vesting conditions, operating partnership “capital account allocations,” to the extent set forth in the partnership agreements for Fortress Operating Group, the Code, or value accretion factors and conversion ratios.

(c) To the extent that the Plan is subject to Section 162(m) of the Code, no payment that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be made to a “covered employee” (within the meaning of Section 162(m) of the Code) prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Share-Based Awards, provided, however, that in the event that the Plan is subject to Section 162(m) of the Code, such rules shall be in compliance with Section 162(m) of the Code.

Section 11. Non-Employee Director Grants.

(a) Annual Grant. Except as otherwise provided by the Administrator, on the business day immediately preceding each annual shareholders’ meeting during the term of the Plan (beginning with the annual shareholders’ meeting in 2017), each Non-Employee Director shall be granted that number of Class A Shares, the aggregate Fair Market Value of which shall equal the portion of the Non-Employee Directors’ compensation that is determined by the Compensation Committee of the Board in that year to be awarded in Shares on the date of grant (the “Non-Employee Director Shares”). The Non-Employee Director Shares shall be fully vested as of the date of grant.

(b) Share Availability. In the event that the number of Shares available for grant under the Plan is not sufficient to accommodate the awards of Non-Employee Director Shares, the remaining Shares available for such automatic awards shall be granted to each Non-Employee Director who is to receive such an award on a pro-rata basis. No further grants shall be made until such time, if any, as additional Shares become available for grant under the Plan.

Section 12. Change of Control.

(a) Treatment of Awards. In the event that a Change of Control occurs while any Award is outstanding, such outstanding Award shall be subject to the applicable treatment set forth in the Award Agreement; provided, however, that nothing set forth in this Section 12 or in any Award Agreement shall be deemed to limit the ability of the Administrator to take such actions as it is permitted to take in accordance with Sections 3 or 5 of the Plan.

(b) Definition of Change of Control. For purposes of the Plan, “Change of Control” means the occurrence of any of the following events:

(1) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding any group of Persons, which, if it includes any Partner or any of his Affiliates, includes all Partners then employed by the Company or any of its Affiliates, is or becomes the

Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the consummation of the initial public offering of Class A Shares, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of Class A Shares or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(i) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions if, immediately following such transaction or transactions, the record holders of the shares of the Company immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of related transactions.

With respect to the definition of Change of Control, “Person” shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

Section 13. Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment that would require such approval in order to satisfy the requirements of sections 162(m) of the Code, any rules of the stock exchange on which the Shares are traded or other applicable law. If any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Administrator reserves the right to (but is not obligated to) amend, modify or supplement such Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of Section 409A of the Code. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of the Participant for federal and/or state income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld (or such other amount as may be permitted by applicable law and accounting standards). Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16. General Provisions.

(a) Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) The Administrator may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable.

(c) All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(d) The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a shareholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(e) The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time.

(f) The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries or Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Section 17. Effective Date.

The Plan became was adopted by the Board on April [6], 2016, and shall be effective as of its approval by the shareholders of the Company at the annual shareholders’ meeting held on May 19, 2016 (the date of such shareholder approval, the “Effective Date”).

Section 18. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

FORTRESS INVESTMENT GROUP LLC 1345 AVENUE OF THE AMERICAS 46TH FLOOR NEW YORK, NY 10105

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THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors Nominees

01	Peter L. Briger, Jr.	02 Wesley R. Edens		03 Douglas L. Jacobs

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group LLC for the fiscal year 2016.						☐	☐	☐
3.	To approve the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan.						☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If this proxy is properly executed, then your shares will be voted either in the manner you indicate above or, if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting).

For address change/comments, mark here.					☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000284490_1 R1.0.1.25

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FORTRESS INVESTMENT GROUP LLC

Annual Meeting of Shareholders

May 19, 2016 at 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Daniel N. Bass and David N. Brooks, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Fortress Investment Group LLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, Eastern Time on May 19, 2016, at the Hilton Hotel New York, located at 1335 Avenue of the Americas, New York, New York and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000284490_2 R1.0.1.25